Exhibit 2.1

UNIT PURCHASE AGREEMENT

DATED AS OF THE 9th DAY OF OCTOBER, 2012

BY AND AMONG

PARDOT LLC,

THE SELLERS IDENTIFIED ON EXHIBIT B ATTACHED HERETO,

DAVID CUMMINGS
AS SELLERS’ REPRESENTATIVE,

AND

EXACTTARGET, INC.,

AS PURCHASER

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EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Sellers
Exhibit C	-	Escrow Agreement
Exhibit D	-	Release
Exhibit E	-	Option Cash Payment Amount
Exhibit F	-	Termination and Mutual Release
Exhibit G	-	Stock Restriction Agreement
Exhibit H	-	Employment Agreement
Exhibit I	-	Restricted Stock Grant Agreement

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UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (“Agreement”), dated as of the 9th day of October, 2012, is made and entered into by and among (a) Pardot LLC, a Georgia limited liability company (the “Company”), (b) ExactTarget, Inc., a Delaware corporation (“Purchaser”), (c) the members of the Company listed on Exhibit B attached hereto (together, the “Sellers,” and each individually, a “Seller”), and (d) David Cummings, in his capacity as the Sellers’ Representative.

WITNESSETH:

WHEREAS, the Company is engaged in the business of providing business-to-business marketing automation software on a “software as a service” basis (the “Business”);

WHEREAS, each Seller owns that number and type of Membership Interests set forth opposite such Seller’s name on Exhibit B attached hereto (the “Units”);

WHEREAS, as of the date of this Agreement, the Sellers own beneficially and of record all of the issued and outstanding Membership Interests;

WHEREAS, Purchaser desires to purchase from the Sellers, and each Seller desires to sell to Purchaser, their respective Units, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, capitalized terms used but not otherwise defined shall have the meanings ascribed to them in Exhibit A hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE UNITS

Section 1.01.                Units.  Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, Purchaser shall purchase, acquire and accept from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to Purchaser, all right, title and interest in and to the Units, free and clear of all Encumbrances.  The Sellers and the Company waive compliance with any existing transfer restrictions in the Governing Documents of the Company applicable to the transactions contemplated by this Agreement.

Section 1.02.                Purchase Price.

(a)           The aggregate consideration to be paid by Purchaser to the Sellers for the Units, subject to adjustment as provided in Section 1.04, shall be (such amount, the “Purchase Price”):

(i)            Ninety-Five Million Dollars ($95,000,000);

(ii)           plus, up to Five Hundred Thousand Dollars ($500,000) of the Debt set forth in Section 4.03(c) of the Disclosure Schedules owed to Silicon Valley Bank;

(iii)          plus, the amount by which the Estimated Net Working Capital is greater than the highest figure in the Target Net Working Capital Range or minus the amount by which the Estimated Net Working Capital is less than the lowest figure in the Target Net Working Capital Range, as the case may be, if any.

(b)           The Purchase Price shall be payable as follows:

(i)            to the Sellers, shares of restricted Common Stock with an aggregate Fair Market Value of Ten Million Dollars ($10,000,000), such number of shares to be issued to the Sellers in the amounts reflected on Exhibit B;

(ii)           to the Persons and in the amounts described in clauses (b), (c), (d) and (e) of Section 2.03;

(iii)          to the Company’s payroll processor for payment to the employees listed on Exhibit E, the aggregate of the Option Cash Payment Amount pursuant to Section 8.07; and

(iv)          the remaining Purchase Price payable to the Sellers by wire transfer of immediately available funds in the amounts and in accordance with the wire transfer instructions set forth on Exhibit B.

Section 1.03.                Escrow Deposit.  At the Closing, Purchaser shall deposit or cause to be deposited, on behalf of the Sellers, Seven Million Six Hundred Thousand Dollars ($7,600,000) (the “Escrow Amount”) with JPMorgan Chase Bank, National Association, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds to the account specified in the Escrow Agreement (the “Escrow Account”), for purposes of satisfying, at least in part, any indemnification obligations of the Sellers pursuant to Article VI.  The Escrow Amount shall be held, invested and disbursed as specified in and pursuant to the terms and conditions of an escrow agreement, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”), and in accordance with the terms and conditions of Article VI.  Upon any release of funds from the Escrow Account to the Sellers’ Representative pursuant to the Escrow Agreement, the Sellers’ Representative shall distribute to the Sellers such Seller’s share of such funds as set forth in Exhibit B.

Section 1.04.                Adjustments to Purchase Price.

(a)           At least two (2) Business Days prior to the Closing Date, the Sellers’ Representative shall prepare the Estimated Closing Date Balance Sheet setting forth an estimate of the Net Working Capital as of the close of business on the day immediately prior to the Closing Date (the “Estimated Net Working Capital”).

(b)           As promptly as practicable following the Closing Date, but in no event later than ninety (90) calendar days thereafter, Purchaser shall prepare and deliver to the Sellers’ Representative (i) a balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date, which balance sheet shall be prepared in accordance with GAAP in a manner consistent with the methodologies, practices and principles used by the Company in the preparation of the Estimated Closing Date Balance Sheet (the “Closing Balance Sheet”), and (ii) using the data set forth in such Closing Balance Sheet, a statement setting forth the final calculation of the Net Working Capital as of the close of business on the day immediately prior to the Closing Date (the “Purchaser Final Net Working Capital Determination”).

(c)           As promptly as practicable, but in no event later than thirty (30) calendar days after receipt of the Purchaser Final Net Working Capital Determination, the Sellers’ Representative shall notify Purchaser in writing whether he accepts or disputes the accuracy of the Purchaser Final Net Working Capital Determination determined pursuant to Section 1.04(b) (it being agreed that the Sellers’ Representative is only permitted to raise disputes based on (1) mathematical errors in the computation of Estimated Net Working Capital, or (2) Estimated Net Working Capital not having been calculated in accordance with the Working Capital Schedule attached hereto as Schedule 1.04(c), and the policies, procedures and methodologies described therein).  During such thirty (30) day period, the Sellers’ Representative and his representatives shall be provided with such access during normal business hours to Files and Records of the Company used in preparing the calculations in the Purchaser Final Net Working Capital Determination as they may reasonably request to respond to the Purchaser Final Net Working Capital Determination.  If the Sellers’ Representative accepts the calculation of the Purchaser Final Net Working Capital Determination or if the Sellers’ Representative fails within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, the Purchaser Final Net Working Capital Determination shall be deemed the Final Net Working Capital.

(d)           If the Sellers’ Representative disputes the accuracy of the calculation of the Purchaser Final Net Working Capital Determination, the Sellers’ Representative shall give written notice to Purchaser no later than thirty (30) calendar days following his receipt thereof (the “Dispute Notice”), which Dispute Notice shall specify the reasons for such disagreement, the amounts of any adjustments that are necessary in the Sellers’ Representative’s judgment for the computation of the Purchaser Final Net Working Capital Determination to conform to the requirements of this Agreement, and the basis for the Sellers’ Representative’s suggested adjustments.  During the thirty (30) calendar day period following delivery of the Dispute Notice, the parties shall work together in good faith to resolve any such disagreements.  During such thirty (30) day period, Purchaser and the Sellers’ Representative and their respective agents shall be provided with such access to the Files and Records of the other party as it may reasonably request to negotiate and resolve the items set forth in the Dispute Notice.  If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the Final Net Working Capital shall be the amount agreed upon by them.

(e)           If Purchaser and the Sellers’ Representative are unable to resolve any disputed matters outstanding within such thirty (30) calendar day period, all disputed matters raised by the Sellers’ Representative not so resolved shall be submitted to the Independent Accountant for final resolution.  The Independent Accountant shall act as an accountant, and not an arbitrator, to determine only those issues still in dispute and the determination of the Independent Accountant shall either adopt the position of the Sellers’ Representative or Purchaser or result in an adjustment that is within the range of those respective positions.  In resolving any disputed item, the Independent Accountant (i) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party, and (ii) shall consider only those items or amounts disputed by the Sellers’ Representative in the Dispute Notice and in the scope of items permitted to be disputed in accordance with Section 1.04(c) which remain in dispute.  The Independent Accountant shall make its determination based solely on presentations by the Sellers’ Representative and Purchaser.  Purchaser and the Sellers’ Representative shall use their respective commercially reasonable efforts to cause the Independent Accountant to make its determination as soon as possible, but in no event later than thirty (30) calendar days following the date on which the dispute is submitted.  Such determination shall be final, binding and conclusive upon the parties hereto (absent fraud or manifest error).  The Independent Accountant’s resolution of any such disagreement shall be reflected in a written report, which shall be delivered promptly to Purchaser and the Sellers’ Representative.  All fees and expenses of the Independent Accountant shall be paid by the party with whose determination the Independent Accountant does not agree; provided, however, that if the Independent Accountant’s determination represents a compromise between the determination of the Sellers’ Representative and Purchaser, then the Sellers, on the one hand, and Purchaser on the other hand, shall pay fifty percent (50%) of such fees.  If a retainer is required by the Independent Accountant, the retainer shall be split equally between Purchaser and the Sellers; provided, however, that the retainer shall be considered part of the fees and expenses of such Independent Accountant and if either party has paid a portion of such retainer, such party shall be entitled to be reimbursed by the other party to the extent required by this Section 1.04(e).

(f)            Upon the determination, in accordance with this Section 1.04, of the Final Net Working Capital, the Purchase Price calculated pursuant to Section 1.02(a) shall be recalculated using the Final Net Working Capital in lieu of the Estimated Net Working Capital.  The term “Final Purchase Price” means the result of such recalculation of the Purchase Price.

(g)           In the event that the Final Purchase Price is greater than the Purchase Price, then Purchaser shall, within five (5) calendar days after the determination thereof, pay to the Sellers’ Representative (on behalf of the Sellers) an amount equal to the difference, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers’ Representative.

(h)           In the event that the Final Purchase Price is less than the Purchase Price, then the Sellers (who shall be responsible for such deficiency on a joint and several basis) shall, within five (5) calendar days after the determination thereof, pay to Purchaser an amount equal to such difference, by wire transfer of immediately available funds to an account designated in writing by Purchaser.

Section 1.05.                Allocation of Purchase Price.  The parties hereto intend such transactions to constitute for U.S. federal income tax purposes and other applicable income tax purposes (i) a sale by the Sellers of 100% of the partnership interests of the Company and (ii) a purchase by Purchaser of 100% of the assets of the Company pursuant to Revenue Ruling 99-6.  Schedule 1.05 attached hereto sets forth the preliminary allocation of the Purchase Price among the Company’s assets which is deemed to have been provided to the Sellers as payment for any deemed sale of the Company’s assets under Section 707(a)(2)(B) of the Code (the “Preliminary Allocation”).  Purchaser shall file, in accordance with Section 1060 of the Code, an Asset Allocation Statement on Form 8594 (which reflects such allocation) with their federal income Tax Return for the Tax year in which the Closing Date occurs and shall contemporaneously provide the other parties hereto with a copy of the Form 8594 being filed.  The parties hereto agree that the Preliminary Allocation shall be modified to reflect any adjustments made pursuant to this Agreement or the payment of any indemnification claims pursuant to Article VI as mutually agreed upon by Purchaser and the Sellers’ Representative in good faith (and, if applicable, consistent with the prior allocation of similar items).  Purchaser shall file an amendment to Form 8594 to reflect any adjustments made to the Preliminary Allocation as provided in this Section 1.05.  Purchaser and the Sellers each agree not to assert, in connection with any Tax Return, audit or similar proceeding, any allocation of the Purchase Price that differs from the Preliminary Allocation unless an amendment has been filed to reflect any adjustment made to the Preliminary Allocation as agreed to by both parties pursuant to this Section 1.05.

ARTICLE II
CLOSING

Section 2.01.                Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement on the date hereof (the “Closing Date”) and shall be effective as of 8:00 a.m. (Eastern Time) on the Closing Date.  In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt.  The parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

Section 2.02.                Deliveries by the Sellers.  At the Closing, the Sellers shall deliver (or cause to be delivered) to Purchaser, originals or copies, if specified, of the following:

(a)           an appropriate unit power or such instruments from each Seller as shall be reasonably requested by Purchaser documenting the transfer to Purchaser of title in and to the Units in accordance with the terms of this Agreement;

(b)           a counterpart of the Escrow Agreement, duly executed by the Sellers’ Representative;

(c)           resignations of all managers, directors and officers of the Company and Pardot Europe, effective as of the Closing Date;

(d)           a Release, substantially in the form attached hereto as Exhibit D, executed by each Seller (collectively, the “Releases”);

(e)           copies of all consents, waivers, authorizations and approvals of any Governmental Entity or Person listed on Section 4.05 of the Disclosure Schedules;

(f)            [reserved];

(g)           a Certificate of Existence of the Company issued by the Secretary of State of the State of Georgia and certificates of qualification to do business as a foreign corporation issued by the appropriate Governmental Entities of each state listed on Section 4.01 of the Disclosure Schedules, each dated within five (5) calendar days of the Closing;

(h)           a certificate of good standing or equivalent issued by the Registrar of Companies for England and Wales, dated within ten (10) calendar days of the Closing;

(i)            copies of resolutions adopted by the Board of Managers of the Company authorizing and approving the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of the Company;

(j)            copies of (i) the certified articles of organization of the Company, including all amendments thereto, and (ii) the operating agreement of the Company, including all amendments thereto, each certified as true, complete and correct and in full force and effect by the Secretary of the Company;

(k)           copies of (i) the certificate of registration of Pardot Europe including all amendments thereto, and (ii) the bylaws of Pardot Europe, including all amendments thereto, each certified as true, complete and correct and in full force and effect by the Secretary of Pardot Europe;

(l)            Payoff Letters for each instrument evidencing all outstanding Debt from the obligees thereunder, as set forth in Section 4.03(c) of the Disclosure Schedules, setting forth the amounts necessary to pay off all such Debt under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence reasonably satisfactory to Purchaser of the release of all Encumbrances on the Company’s and Pardot Europe’s assets and UCC financing statements related thereto;

(m)          a list of Persons owed Transaction Expenses, the amount of Transaction Expenses owed to each such Person and wire transfer instructions for each such Person;

(n)           a termination and mutual release in the form attached as Exhibit F (the “Termination and Release Agreement”) executed by Hannon Hill and the Company with respect to any and all affiliated transactions, including all arrangements required to be disclosed on Section 4.27 of the Disclosure Schedules;

(o)           a certification meeting the requirements of Treasury Regulation Section 1.1445-2(b) to the effect that each Seller is not a “foreign person” as defined in Section 1445 of the Code;

(p)           a counterpart of the Employment Agreement, duly executed by Adam Blitzer;

(q)           a counterpart of the Restricted Stock Grant Agreement, duly executed by Adam Blitzer; and

(r)            a stock restriction agreement in the form attached hereto as Exhibit G (a “Stock Restriction Agreement”) prohibiting transfer of any shares of Common Stock for six (6) months, duly executed by each Seller.

Section 2.03.                Deliveries by Purchaser.  At the Closing, Purchaser shall deliver (or cause to be delivered) the following agreements, documents and other items:

(a)           to the Sellers, the Purchase Price, payable as provided in Section 1.02(b);

(b)           to the Escrow Agent, the Escrow Amount, payable as provided in Section 1.03;

(c)           to the Persons and in the amounts equal to the portion of the Transaction Expenses to be paid to such Persons at the Closing as set forth in the list delivered by the Sellers pursuant to Section 2.02(m), by wire transfer of immediately available funds to the account(s) specified in the list delivered by the Sellers pursuant to Section 2.02(m);

(d)           to the lenders identified in the Payoff Letters delivered in accordance with Section 2.02(l), an amount equal to the portion of the Debt to be paid to such lender at the Closing as set forth in such Payoff Letters, by wire transfer of immediately available funds to the account(s) designated in such Payoff Letters;

(e)           to the Affiliates of the Company or any Seller, an amount equal to all Debt, accounts payable or other amounts payable to such Person at the Closing as set forth in Schedule 2.03, by wire transfer of immediately available funds to the account(s) designated in Schedule 2.03;

(f)            to the Sellers, evidence of registration of that number of shares of Common Stock to be issued to the Sellers in the amounts reflected on Exhibit B, registered in book entry form in the name of such Seller with Purchaser’s transfer agent, Computershare Trust Company, N.A.;

(g)           to the Sellers’ Representative, a counterpart of the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

(h)           to the Sellers’ Representative, copies of resolutions adopted by the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Purchaser;

(i)            to Adam Blitzer, a counterpart of the Employment Agreement, duly executed by Purchaser;

(j)            to Adam Blitzer, a counterpart of the Restricted Stock Grant Agreement, duly executed by Purchaser; and

(k)           to the Sellers, a counterpart of each Stock Restriction Agreement, duly executed by Purchaser.

ARTICLE III
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally and not jointly, hereby represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01.                Authorization and Validity of Agreement.  Such Seller has the legal capacity, power and authority to enter into, execute and deliver this Agreement and the Related Agreements to which such Seller is a party, to consummate the transactions contemplated hereby or thereby, to perform all of its obligations under this Agreement and the Related Agreements to which such Seller is a party, and to comply with and fulfill the terms and conditions of this Agreement and the Related Agreements to which such Seller is a party.  The execution, delivery and performance of this Agreement and the Related Agreements to which such Seller is a party have been duly authorized by such Seller.  This Agreement and each of the Related Agreements to which such Seller is a party has been duly executed and delivered by such Seller and constitutes such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at law or equity).

Section 3.02.                Title to the Units and Related Matters.  Such Seller has good and marketable title to, and is the record and beneficial owner of, all of the Units listed as owned by such Seller on Section 4.03(a)(i) of the Disclosure Schedules, free and clear of all Encumbrances.  Such Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver such Seller’s Units, and the instruments of assignment and transfer to be executed and delivered by such Seller to Purchaser at the Closing shall be valid and binding obligations of such Seller.  At the Closing, such Seller shall transfer to Purchaser good and marketable title to the Units owned by such Seller, free and clear of all Encumbrances.  Except pursuant to this Agreement, there is no Contract pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Units.

Section 3.03.                No Conflict; Required Filings and Consents.

(a)           The execution, delivery and consummation of this Agreement and the Related Agreement to which such Seller is a party by such Seller does not, and the performance of this Agreement and such Related Agreements will not, (i) violate in any material respects any Law applicable to such Seller or which affects the Units owned by such Seller; (ii) (A) require any consent or approval or (B) violate or result in any breach of or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default), in each case, under any judicial consent, order, decree or any material Contract to which such Seller is a party or to which the Units owned by such Seller are subject; or (iii) result in the imposition of any Encumbrance or restriction on the Business or any of the Units.

(b)           The execution, delivery, consummation and performance of this Agreement and the Related Agreements by such Seller does not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

Section 3.04.                Litigation.  There are no Proceedings pending or, to the Knowledge of such Seller, threatened against or affecting such Seller which could reasonably adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or any Related Agreement to which such Seller is a party.

Section 3.05.                Brokerage.  Except as set forth on Section 4.28 of the Disclosure Schedules (which fees shall be paid and fully discharged by the Sellers), no broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby as a result of any actions or commitments of such Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

Each of the Sellers, jointly and severally, hereby represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in the attached Disclosure Schedules (each such disclosure, in order to be effective, shall clearly reference the appropriate Section and, if applicable, subsection of this Article IV to which it relates), dated as of the date hereof (the “Disclosure Schedules”), that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01.                Organization; Power.

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia.  The Company is duly qualified or licensed as a foreign corporation to transact business, and is validly existing and in good standing under the Laws of the states listed in Section 4.01 of the Disclosure Schedules and is not required to be qualified as a foreign corporation in any other state or jurisdiction.  The Company has all requisite power and authority to own, operate, lease and encumber its properties and carry on the Business as now conducted.  The minute books of the Company, all of which have been provided to Purchaser, are accurate and complete in all respects and contain records of all meetings held of, and corporate action taken by, the members of the Company and the Board of Managers (and committees of the Board of Managers) of the Company, and no meeting of any such members, Board of Managers or committee has been held for which minutes are not contained in such minute books.

(b)           Pardot Europe is a private limited company duly incorporated, validly existing and in good standing under the Laws of the United Kingdom.  Pardot Europe does not conduct, and has not conducted, any business in any state or other jurisdiction and as such, is not required to be qualified as a foreign entity in any state or other jurisdiction.  Pardot Europe has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

Section 4.02.                Authorization and Validity of Agreement.  The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which it is a party.  The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party have been duly authorized by the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance by it of this Agreement and each of the Related Agreements to which it is a party.  This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at law or equity).

Section 4.03.                Capital Structure of the Company.

(a)           Company.

(i)            The total authorized, issued and outstanding Membership Interests of the Company are set forth on Section 4.03(a)(i) of the Disclosure Schedules.  All of the issued and outstanding Membership Interests are owned by the Sellers and the Units represent all of the issued and outstanding Membership Interests.  All outstanding Units have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights, and were issued by the Company in compliance with all applicable Laws, including but not limited to all federal and state securities Laws.  The outstanding Units are uncertificated.

(ii)           Except as set forth on Section 4.03(a)(i) of the Disclosure Schedules, there are no outstanding (A) Membership Interests, other equity interests or voting securities of the Company, (B) options, restricted Membership Interests, appreciation rights, phantom Membership Interests, warrants or similar rights, or other rights of any kind to acquire any Membership Interests, other equity interests or voting securities of the Company (collectively, the “Company Securities”) or obligations of the Company to issue, deliver or sell, any Company Securities or securities convertible into or exchangeable for Company Securities, or (C) any outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any Company Securities.  Except as set forth on Section 4.03(a)(i) of the Disclosure Schedules, the Company is not obligated to issue, deliver or sell any Company Security or any such option, warrant or right with respect to any Company Security.  Other than Pardot Europe, the Company has no subsidiaries and does not own any shares of capital stock, other ownership interest or other securities of any other Person.

(iii)          Except as set forth on Section 4.03(a)(iii) of the Disclosure Schedules, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any of the Company Securities.  Except as set forth on Section 4.03(a)(iii) of the Disclosure Schedules, there are no voting trusts, operating agreements, proxies or other agreements or understandings in effect to which the Company is a party, or by which it is bound, with respect to the governance of the Company or the voting or transfer of any of the foregoing.  There are no existing rights with respect to registration under the Securities Act or Exchange Act of any Company Securities.

(b)           Pardot Europe.

(i)            The total authorized, issued and outstanding shares of capital stock of Pardot Europe are set forth on Section 4.03(b)(i) of the Disclosure Schedules.  All of the issued and outstanding shares of capital stock of Pardot Europe are owned by the Company.  All outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights, and were issued by Pardot Europe in compliance with all applicable Laws, including but not limited to all federal and state securities Laws.

(ii)           Except as set forth on Section 4.03(b)(i) of the Disclosure Schedules, there are no outstanding (A) shares of capital stock, other equity interests or voting securities of Pardot Europe, (B) options, restricted stock, stock appreciation rights, phantom stock, warrants or similar rights, or other rights of any kind to acquire any shares of capital stock, other equity interests or voting securities of Pardot Europe (collectively, the “Pardot Securities”) or obligations of Pardot Europe to issue, deliver or sell, any Pardot Securities or securities convertible into or exchangeable for Pardot Securities, or (C) any outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any Pardot Securities.  The Company is not obligated to issue, deliver or sell any Pardot Security or any such option, warrant or right with respect to any Pardot Security.  Pardot Europe has no subsidiaries and does not own any shares of capital stock, other ownership interest or other securities of any other Person.

(iii)          There are no outstanding obligations of Pardot Europe to repurchase, redeem or otherwise acquire or retire for value any of the Pardot Securities.  Except as set forth on Section 4.03(b)(iii) of the Disclosure Schedules, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect to which Pardot Europe is a party, or by which it is bound, with respect to the governance of Pardot Europe or the voting or transfer of any of the foregoing.

(c)           Section 4.03(c) of the Disclosure Schedules sets forth a list of all outstanding Debt of the Company.  No material default exists with respect to such Debt.

Section 4.04.                No Conflict or Violation.  The execution, delivery, consummation and performance of this Agreement and each of the Related Agreements by the Company does not and shall not:  (a) violate or conflict with any provision of the Governing Documents of the Company or Pardot Europe or any resolutions adopted by the Board of Managers or the members of the Company; (b) violate any provision of Law applicable to the Company or Pardot Europe or the Business or by which any of the Company’s or Pardot Europe’s respective assets or properties may be bound or affected; (c) except as set forth in Section 4.04 of the Disclosure Schedules, (i) require any consent or approval or (ii) violate or result in a breach of or constitute a change in control or a default (or an event which with due notice or lapse of time or both would become a default), in each case, under any Contract, consent, order or other instrument or obligation to which the Company or Pardot Europe is a party, or by which any of the Company’s or Pardot Europe’s respective assets or properties may be bound or affected; (d) result in the imposition of any Encumbrance or restriction on the Business (with or without due notice or lapse of time or both); (e) cause Purchaser to become subject to, or to become liable for the payment of, any Tax; or (f) result in any member of the Company having the right to exercise dissenters’ appraisal rights or any similar rights.

Section 4.05.                Consents and Approvals.  Except as set forth in Section 4.05 of the Disclosure Schedules, no consent, waiver, authorization, permit or approval of any Governmental Entity, or of any other Person, or declaration to or filing or registration with any Governmental Entity, or any other Person, is required in connection with (a) the execution and delivery of this Agreement or any of the Related Agreements by the Company or the Sellers, (b) the performance by the Company of its obligations hereunder or thereunder, or (c) the consummation of the transactions contemplated hereby or thereby by the Company or the Sellers.

Section 4.06.                Financial Statements; Books and Records.

(a)           Attached hereto as Section 4.06(a) of the Disclosure Schedules are true and complete copies of: (i) the audited balance sheets of the Company as of December 31, 2010 and December 31, 2011, and the related statements of income, members’ deficit and cash flows for the fiscal years then ended, together with the notes thereto and the audit report thereon of Arnold Gallivan Levesque, P.C., certified public accountants; and (ii) the unaudited balance sheet of the Company (the “Interim Balance Sheet”) as of August 31, 2012 (the “Interim Balance Sheet Date”), and the related statements of income, changes in shareholders’ equity and cash flows for the eight (8) months then ended (collectively, the “Financial Statements”).  All Financial Statements, including the notes thereto, have been prepared in accordance with GAAP and fairly and accurately present the financial condition and results of operations of the Company as of the respective dates thereof, except, in the case of the Interim Balance Sheet, for the absence of notes and normal year-end adjustments (none of which would be material, individually or in the aggregate).

(b)           Attached hereto as Section 4.06(a) of the Disclosure Schedules is a true and complete copy of the unaudited balance sheet of Pardot Europe as of Interim Balance Sheet Date, and the related statements of income, changes in shareholders’ equity and cash flows for the eight (8) months then ended (the “Pardot Europe Interim Balance Sheet”).  The Pardot Europe Interim Balance Sheet has been prepared in accordance with GAAP and fairly and accurately present the financial condition and results of operations of Pardot Europe as of the Interim Balance Sheet Date, except for the absence of notes and normal year-end adjustments (none of which would be material, individually or in the aggregate).

(c)           The Company maintains in all material respects proper and adequate internal accounting controls designed to assure that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to prepare the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 4.07.                Absence of Certain Changes.  Since December 31, 2011, the Company has conducted the Business in the Ordinary Course of Business and there has not occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  Except as set forth on Section 4.07 of the Disclosure Schedules, since December 31, 2011, there has not been any:  (a) damage or destruction affecting a material portion of the assets or properties of the Company; (b) change in the Company’s accounting policies, procedures or methodologies; (c) sale or transfer of any material tangible or intangible asset of the Company, except in the Ordinary Course of Business; (d) mortgage, pledge or imposition of any Encumbrances on any material asset of the Company; (e) declaration or payment of any distribution or dividend in respect of any equity securities of the Company or, directly or indirectly, any purchase, redemption, issuance, sale, transfer or other acquisition or disposition by the Company of any of the Company Securities; (f) commitment by the Company to make or authorize any capital expenditure, other than capital expenditures in the Ordinary Course of Business not in excess of $50,000; (g) acquisition by the Company (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division thereof or any assets, other than acquisitions of assets in the Ordinary Course of Business; (h) incurrence by the Company of any Debt or assumption, guarantee or endorsement by the Company of the obligations of any Person; (i) entrance into, or amendment, acceleration, termination or modification of, any Material Contract by the Company; (j) issuance, sale, pledge, disposition, Encumbrance or transfer by the Company of any Company Securities; (k) waiver, release, assignment, settlement or compromise by the Company of any material rights or claims, or any material litigation or arbitration; (l) other than in the Ordinary Course of Business, (i) increase in compensation or benefits payable or to become payable to any current or former manager, officer or other employee or independent contractor of the Company, (ii) grant of rights to severance or termination pay to, or entrance into any employment, consulting or severance agreement with, any current or former manager, officer or other employee or independent contractor of the Company or establishment, adoption, entrance into or amendment of any Employee Plans, or (iii) entrance into, or amendment, modification or termination of, any Employee Plans; (m) loans or advances to, guarantees for the benefit of, or any investments in, any Person made by the Company, except in the Ordinary Course of Business; (n) amendment or modification to the Company’s Governing Documents; (o) except in the Ordinary Course of Business, (i) acceleration of sales into a current period or deferral of any sales into a future period or (ii) delay or postponement of the repair or maintenance of any of the Company’s properties; (p) new, change in or revocation of any Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, change in any annual Tax accounting period, adoption or change in any method of Tax accounting, filing of any amended Tax Return, entrance into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender of any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or (q) agreement or commitment by the Company to do any of the foregoing.

Section 4.08.                Tax Matters.

(a)           The Company has duly and timely filed or caused to be timely filed all Tax Returns that are or were required to be filed by or with respect to the Company pursuant to applicable Law.  All such Tax Returns are true and correct in all respects and accurately reflect all tax Liabilities of the Company for the applicable periods and were prepared in compliance with all applicable Laws.  The Company has paid all Taxes due and owing by it, whether or not shown to be due on such Tax Returns.  The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the Units that arose in connection with any failure (or alleged failure) to pay any Tax and no basis exists for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.  The Company is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(b)           The Company has delivered to Purchaser copies of all Tax Returns filed for all Tax periods remaining open under the applicable statute of limitations, and true and correct copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company.  Section 4.08(b) of the Disclosure Schedules contains a complete and accurate list of all income Tax Returns filed for all

Tax periods remaining open under the applicable statute of limitations.  The Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.  No power of attorney with respect to any Taxes of the Company has been executed or filed with any Taxing Authority.

(c)           No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Taxing Authority. There are no pending or, to the Knowledge of the Sellers, threatened audits, assessments, disputes, claims or other actions concerning any Taxes of the Company.  No issues relating to Taxes of the Company were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later Tax period.

(d)           There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by the Company or to which the Company is a party or by which it is bound.

(e)           From and at all times since its formation, the Company has been classified as a partnership for United States federal income Tax purposes (and for similar state Tax purposes), and all Tax Returns with respect to the Company have been prepared consistently therewith.  Except for Pardot Europe, which is treated as a disregarded entity, no entity classification election to treat the Company as other than a partnership for federal or state Tax purposes has ever been filed.

(f)            The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes.  The Company has no Liability for Taxes of any other Person under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(g)           There are no Encumbrances for Taxes upon any property or asset of the Company (other than Permitted Encumbrances).

(h)           The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(i)            The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member of the Company or other Person.  The Company has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.  The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of applicable Law.

(j)            The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

Section 4.09.                Absence of Undisclosed Liabilities.  Except as (i) set forth on Section 4.09(a) of the Disclosure Schedules, (ii) reflected or reserved for in the Interim Balance Sheet, or (iii) incurred or accrued in the Ordinary Course of Business since the Interim Balance Sheet Date (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of any Contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or lawsuit), the Company has no Debt or Liability of a nature required to be reflected on a balance sheet prepared in accordance with GAAP and, to the Knowledge of the Sellers, there is no basis for any present or future Proceeding, complaint, claim or demand against the Company giving rise to any such Debt or Liability.  None of the Company’s Personnel is now or shall by the passage of time hereinafter become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to such date except as disclosed on the face of the Interim Balance Sheet.  The Company has not assumed any Liabilities of any other Person except for those Liabilities related to the acquisition of Keynet set forth on Section 4.09(b) of the Disclosure Schedules.

Section 4.10.                Real Property.  The Company does not own, and has not owned within the three (3) years prior to the date of this Agreement, any real property.  Section 4.10 of the Disclosure Schedules sets forth a true and correct list of all real property in which the Company has a leasehold interest (the “Leased Real Property”, with the leases or other agreements evidencing such interests being referred to as the “Real Property Leases”).  The Company has provided Purchaser with true and complete copies of all Real Property Leases together with all amendments, modifications, supplements, waivers and side letters related thereto.  The Company has good, marketable and valid leasehold interest in the Leased Real Property and has not collaterally assigned, mortgaged, deeded in trust or granted any other Encumbrances in such Leased Real Property other than Permitted Encumbrances.  Each Real Property Lease is legal, valid, binding, enforceable in accordance with its terms with respect to the Company, and to the Knowledge of the Sellers, with respect to each other party to such Real Property Lease, and in full force and effect.  Neither the Company nor to the Knowledge of Sellers any other party thereto is in breach of or default under any Real Property Lease, and no party to any Real Property Lease has given the Company notice (whether written or oral) of or made a claim with respect to any breach or default thereunder.  None of the Leased Real Property is subject to any sublease or grant to any Person of any right to the use, occupancy or enjoyment of the property or any portion thereof except as provided for in the Real Property Leases.  The Leased Real Property is not subject to any Encumbrance (other than the lien, if any, of current property Taxes and assessments not in default and other than as provided for in the Real Property Leases).  The Leased Real Property is not subject to any use restrictions, exceptions, reservations or limitations which in any respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business.  To the Knowledge of Sellers, there are no pending or threatened condemnation or other Proceedings or claims relating to any of the Leased Real Property.  The Real Property Leases shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement.  The Real Property Leases constitute all written and oral agreements of any kind of the leasing, rental, use or occupancy of the Leased Real Property and contain arms-length terms with respect to the parties thereto.

Section 4.11.                Conformity of the Leased Real Property.  To the Knowledge of Sellers, all buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Leased Real Property conform in all respects to all applicable Laws, including those related to zoning, use or construction, and the Leased Real Property is zoned for the purposes for which they are presently used by the Company.  To the Knowledge of Sellers, all such buildings, structures, improvements, fixtures and appurtenances are in good condition and repair, subject to normal wear and tear, and no condition exists which interferes with the economic value or use thereof.

Section 4.12.                Title to Assets and Related Matters.  Except as set forth on Section 4.12 of the Disclosure Schedules, there are no material assets or property used in the operation of the Business other than the assets and property reflected as owned on the Interim Balance Sheet or purchased in the Ordinary Course of Business since the Interim Balance Sheet Date.  The Company has good and marketable title to all such properties and assets reflected in the Interim Balance Sheet or acquired in the Ordinary Course of Business since the Interim Balance Sheet Date, free and clear of all Encumbrances (other than Permitted Encumbrances), except as disposed of since the Interim Balance Sheet Date in the Ordinary Course of Business.  Except as set forth on Section 4.12 of the Disclosure Schedules, the assets and properties currently used in the Business are, taken as a whole, in reasonable working order and are reasonably adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted, and are in conformity in all material respects with all applicable Laws.

Section 4.13.                Accounts Receivable and Inventories.  The Accounts Receivable reflected in the Interim Balance Sheet, and all Accounts Receivable arising since the Interim Balance Sheet Date, represent or shall represent bona fide claims, arms-length transactions, against debtors for sales, services performed or other charges arising in the Ordinary Course of Business and are not subject to dispute, set-off or counterclaim.  All Accounts Receivable shall be collected in full in the Ordinary Course of Business (without the necessity of legal Proceedings) within thirty (30) calendar days after invoicing therefor in accordance with their terms, and at the aggregate recorded amounts thereof, subject to the Company’s allowance for bad debts taken into account in the determination of the Final Net Working Capital.

Section 4.14.                Products.

(a)           Purchaser has been furnished with complete and accurate copies of the standard terms and conditions of sale for each of the products or services of the Company (containing applicable guaranty, warranty and indemnity provisions).  Except as set forth on Section 4.14(a) of the Disclosure Schedules, no product designed, produced, sold or delivered by, or service rendered by or on behalf of, the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

(b)           The Company has no Liability of any nature whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product or other item sold, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, the Company or any predecessor of the Company that is not otherwise fully and adequately reserved against as reflected on the face of the Interim Balance Sheet.

(c)           Except as disclosed on Section 4.14(c) of the Disclosure Schedules, the Company has not entered into, or offered to enter into (which offer is still outstanding), any Contract pursuant to which the Company is or shall be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements with or to any customer or other business relation.

(d)           Section 4.14(d) of the Disclosure Schedules sets forth a complete and accurate list of all Contracts pursuant to which any purchaser may return any products to the Company.

Section 4.15.                Intellectual Property.

(a)           (i) Section 4.15(a)(i) of the Disclosure Schedules sets forth a true and correct list of each Company Product; (ii) Section 4.15(a)(ii) of the Disclosure Schedules sets forth a true and correct list of (A) each item of material Unregistered IP in which the Company has or purports to have an ownership interest; (B) each item of Registered IP in which the Company has or purports to have an ownership interest; and (C) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number; (iii) Section 4.15(a)(iii) of the Disclosure Schedules sets forth a true and correct list of (A) all Licensed IP that is in-licensed by the Company (other than software subject to Open Source Licenses and any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive software license; (2) is not incorporated into, or used directly in the development, delivery, hosting or distribution of, the Company Products; and (3) is generally available on standard terms for less than $15,000); (B) the Licensed IP Contract pursuant to which such Licensed IP is in-licensed by the Company; (C) whether the license or licenses so granted to the Company are exclusive or nonexclusive; and (D) each Company Product in which such Licensed IP is incorporated or for which it is used to develop, deliver, host or distribute; and (iv) Section 4.15(a)(iv) of the Disclosure Schedule sets forth a true and correct list of each Company IP Contract, other than (A) non-disclosure agreements, (B) nonexclusive licenses pursuant to Standard Form IP Contracts that have been entered into in the Ordinary Course of Business, and (C) rights granted to contractors or vendors to use Company IP for the sole benefit of the Company.  The Licensed IP and the Company IP are all of the Intellectual Property and Intellectual Property Rights necessary to conduct the Business.

(b)           The Company has provided a true, correct and complete copy of each Standard Form IP Contract in the same form as those generally used in the conduct of the Business. Section 4.15(b) of the Disclosure Schedules sets forth a true and correct list of each Company IP Contract that includes a material deviation from one or more provisions of the applicable Standard Form IP Contract.

(c)           The Company exclusively owns all right, title and interest to and in the Company Software (except for Company Software that is Licensed IP and specifically identified in Section 4.15(c) of the Disclosure Schedules) and in the Company IP free and clear of any Encumbrances.  Without limiting the generality of the foregoing: (i) each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Company IP has signed an agreement containing an assignment of Intellectual Property Rights to the Company (the form of which is attached to Section 4.15(c) of the Disclosure Schedules (the “Employee Proprietary Information Agreement”)) or substantially in the Company’s Standard Form IP Contract for consultants or independent contractors (a copy of which is attached to Section 4.15(c) of the Disclosure Schedules (the “Consultant Proprietary Information Agreement”)), as the case may be; (ii) no Personnel of the Company or former employer of any Personnel has any claim, right or interest to or in any Company IP; (iii) no Personnel of the Company is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality; (iv) no funding, facilities or Personnel of any Governmental Entity were used to develop or create any Company IP; (v) the Company has taken all commercially reasonable steps to maintain the confidentiality of all proprietary information held by the Company, or purported to be held by the Company; (vi) the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right that is (or was at the time of assignment or transfer) material to the Business to any other Person; (vii)  the Company is not currently and has not been a member or promoter of, or a contributor to, any industry standards body or similar organization that would require or obligate the Company to grant or offer to any other Person any license or right (including Company’s agreement or covenant not to sue) to any Company IP that is material to the Business; and (viii) the Company owns, possesses, or otherwise will have the right to use, as of the Closing, all Intellectual Property Rights and Intellectual Property required to conduct the business of such entity as currently conducted. The Company has taken all reasonable steps that are required or necessary to protect the Confidential Information and trade secrets of the Company and Company’s rights therein and to protect the Confidential Information and trade secrets provided by any other Person to the Company.

(d)           No trademark (whether registered or unregistered), trade name or domain name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered), trade name or domain name owned or used by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired.  All Company IP is valid, subsisting, and enforceable, and all filings, payments and other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect have been made by the applicable final deadline.  No Person has challenged or threatened to challenge the validity or enforceability of any Company IP.  There is no basis for a claim that any Company IP is invalid or unenforceable.

(e)           Neither the execution, delivery or performance of this Agreement or any of the Related Agreements nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP or Licensed IP; (ii) a breach of any Contract listed or required to be listed in Sections 4.15(a)(iii) and 4.15(a)(iv) of the Disclosure Schedules; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)            To the Knowledge of the Sellers, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Section 4.15(f) of the Disclosure Schedules accurately identifies (and the Company has provided Purchaser a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.

(g)           The Company has valid and subsisting written licenses to use all Licensed IP in the manner undertaken by the Company in the conduct of the Business as currently conducted, and the Company is not in material breach or violation of any provision of such licenses.  No consents are required by the Company from the applicable licensor of an item of Licensed IP to use the Licensed IP in the manner undertaken by the Company in the conduct of the Business as currently conducted, and no consents shall be required by the Company or Purchaser from the applicable licensor of an item of Licensed IP to use the Licensed IP in the manner undertaken by the Company in the conduct of the Business as currently conducted or currently proposed to be conducted.  The Licensed IP Contracts provide the Company with the right to (i) distribute and make available as part of an online service the Company Products to its customers in the Ordinary Course of Business and (ii) grant run-time licenses to all such customers sufficient for the intended and expected use of the said products and services, in the case of both clauses (i) and (ii) in the manner undertaken by the Company in the conduct of the Business as currently conducted.

(h)           The Company, and the conduct of its Business, is not infringing or misappropriating, and has ever infringed or misappropriated, any Intellectual Property Right of any other Person, and the conduct of the Business when conducted in substantially the same manner as currently conducted and, to the actual knowledge of the Sellers, when conducted in the manner proposed to be conducted by Purchaser, will not infringe or misappropriate any Intellectual Property Right of any other Person, including patents issuing on patent applications filed as of the date hereof. Without limiting the generality of the foregoing: (i) no product, information or service ever produced, distributed or sold by or on behalf of the Company has ever infringed or misappropriated any Intellectual Property Right of any other Person; (ii) no infringement or misappropriation claim or legal Proceeding is pending or has been threatened against the Company or, to the Knowledge of the Sellers, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal Proceeding; (iii) the Company has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement or misappropriation of any Intellectual Property Right of another Person; (iv) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the Standard Form IP Contracts); and (v) to the Knowledge of the Sellers, no claim or legal Proceeding alleging that Company’s use or other exploitation of any Licensed IP infringes or misappropriates any Intellectual Property Right of any other Person is pending or has been threatened.  For the avoidance of doubt, the combination of (i) the Company’s conduct of its business or the products or services produced, distributed or sold by or on behalf of the Company with (ii) the Purchaser’s conduct of its business or the products or services produced, distributed or sold by or on behalf of the Purchaser or third parties shall not be deemed to fall within the meaning of the phrase “infringe or misappropriate”.

(i)            None of the Company Software nor any Company Product: (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to materially comply with any service level, specifications, user manual, applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software or Company Product or any product or system containing or used in conjunction therewith. The Company has provided Purchaser a true, correct and complete list of all known bugs, defects and errors that have a material adverse effect in each version and component of the Company Software. The Company has in place adequate back-up and disaster recovery assets and procedures to prevent material losses, damage, or disruption to the Business.

(j)            None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of the Company Software, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)           None of the Company Software performs the following functions, without the authorization of the owner or user of a computer system: (i) collects Private Data stored on the computer system; (ii) interferes with the owner’s or an authorized user’s control of the computer system; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system without the knowledge of the owner or an authorized user of the computer system; (iv) changes or interferes with data that is stored on the computer system in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system; (v) causes the computer system to communicate with another computer system, or other device, without the authorization of the owner or an authorized user of the computer system; (vi) installs a computer program that may be activated by a third party without the knowledge of the owner or an authorized user of the computer system.  For purposes of this Section 4.15(k), the owner or user of a computer system is deemed to provide authorization to a particular function when such function is disclosed in the applicable terms of use, specifications, user/instruction manual, or license agreement.

(l)            Section 4.15(l) of the Disclosure Schedules accurately identifies and describes each item of Company Software that is subject to an Open Source License. Except as set forth on Section 4.15(l) of the Disclosure Schedules, the Company has not used, modified, or distributed any software that is subject to an Open Source License in a manner that: (i) requires (or conditions the use or distribution of such software on) the disclosure, licensing or distribution of any source code for any Company IP; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company IP.  The Company has complied with all of the material terms and conditions of each applicable Open Source License.

(m)          No source code for any Company IP has been delivered, licensed or made available to any escrow agent or other Person, including under any Open Source License.  The Company has no duty or obligation to deliver, license or make available the source code for any Company Software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to, result in the release, delivery, license or disclosure of any source code for any Company Software to any other Person.  The Company possesses a complete copy of all source code of the Company Software and all related programmer notes and documentation.

(n)           Section 4.15(n) of the Disclosure Schedules identifies and describes each Company Database in which Private Data or other confidential or proprietary data collected from a natural Person is maintained by or for the Company, the types of Private Data in each such database, the means by which the Private Data or other confidential or proprietary data collected from a natural Person was collected, and the security policies that have been adopted and maintained with respect to each such database.  No breach or violation of any such security policy has occurred or, to the Knowledge of the Sellers, is threatened, and there has been no unauthorized or illegal use of, access to, or exposure of any of the Private Data or other data or information in any of the Company Databases.

(o)           Section 4.15(o) of the Disclosure Schedules contains each internal and external privacy policy of Company in effect at any time since the inception of the Company and identifies the policies currently in effect.  The Company has complied, and the conduct of the Business as currently conducted complies, at all times with all of the Company Privacy Policies.  Except as is not material in any case or in the aggregate, the Company has complied, and the conduct of the Business as currently conducted complies, at all times with all Privacy Legal Requirements. Neither the execution, delivery or performance of this Agreement or any of the Related Agreements nor the consummation of any of the transactions contemplated hereby or thereby, nor the Company’s collection, disclosure to Purchaser, possession, or use of any Private Data in the Company Databases, will result in any violation of any Company Privacy Policy or any Privacy Legal Requirement.  None of the disclosures made or contained in any Company Privacy Policy has been inaccurate, misleading or deceptive (including containing any material omission).  Except as is not material in any case or in the aggregate, none of the disclosures made or contained in any Company Privacy Policy has been in violation of any Privacy Legal Requirement (including containing any omission). Section 4.15(o) of the Disclosure Schedule accurately identifies (and the Company has provided Purchaser a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its representatives regarding any actual, alleged or suspected infringement or violation of any Privacy Legal Requirement by the Company, any of its customers or users or any Company Product, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(p)           The Company has provided Purchaser (i) each Company Private Data Processing Contract and (ii) each standard form of Company Private Data Processing Contract.

(q)           The Company does not collect and has not collected any Private Data from natural Persons in connection with the provision or operation of the Company Products, other than Private Data of natural Persons used or stored for the benefit of customers of the Company Products and not otherwise used by the Company.  Section 4.15(q) of the Disclosure Schedules sets out: (i) a copy of all the forms of consent (including a description of how such consent is obtained) used by the Company in respect of the collection, use or disclosure of Private Data; (ii) a description of the complaints process, and a list of all complaints or claims received by the Company in respect of any Private Data collected, used or disclosed by the Company; (iii) a description of the access and security safeguards in place in respect of the Private Data maintained by or on behalf of the Company, including computer security, password protection and physical security and employee training programs with respect to compliance with Privacy Legal Requirements and Private Data retention and disposal programs; and (iv) a list of the individuals who are designated as responsible for overseeing the Company Privacy Policies and ensuring compliance with Privacy Legal Requirements.  The information security practices used with respect to all Private Data maintained at any time by or on behalf of the Company conform, and at all times have conformed in all material respects, to all Company Privacy Policies and Privacy Legal Requirements.  The Company has made no statements to the general public regarding any information security practices applicable to any Private Data other than those made in the Company Privacy Policies disclosed in Section 4.15(o) of the Disclosure Schedules.

(r)            Section 4.15(r) of the Disclosure Schedules sets forth all Contracts under which the Company uses or acquires any right or license to any Social Media Content or any API by which Social Media Content is made available by the operator of a Social Media Content site or platform, or to which the Company otherwise is or has been bound regarding the Company’s or any Company Product’s interaction with any Social Media

Content site, platform, or API, including terms of use, terms of service and the like that may not require any form of affirmative assent.  The Company complies and at all times has complied with the Contracts set forth or required to be set forth in Section 4.15(r) of the Disclosure Schedules.  For Social Media Content that is made available to the Company by a customer of the Company, the Company complies with the provisions of the applicable Contract with that customer in respect to such Social Media Content. The Company Products do not present Social Media Content in a manner that suggests that the Social Media Content originated from the Company.

(s)           Recipients of any communications initiated by the Company have consented to receive such communications, and the Company has at all times complied with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state anti-spam laws, and all other Laws governing marketing, promotion, and the transmission of unsolicited communications, and the transfer, storage, processing, handling and sharing any Private Data.

Section 4.16.                Employee Benefit Plans.

(a)           Section 4.16(a) of the Disclosure Schedules contains a true and correct list of each Employee Plan.  Each Employee Plan is in full force and effect and complies in all material respects in form and in operation, and has been administered in all material respects in accordance with its terms and applicable requirements of ERISA, the Code and other applicable Laws.  No event has occurred, and, to the Knowledge of the Sellers, there exists no condition or set of circumstances which has resulted in or which could reasonably be expected to result in any material Liability under the terms of or with respect to such Employee Plan under ERISA, the Code or other applicable Law.

(b)           With respect to each Employee Plan, the Company has made available to Purchaser true and complete copies of:  (i) all plan documents, including all amendments and all modifications thereto and current summary plan descriptions and all modifications with respect thereto; (ii) if applicable, the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service; (iii) the most recent favorable determination or prototype opinion letter, if any, issued by the IRS; (iv) any related trust, service, insurance, funding or investment management agreement; and (v) any other material document with respect to each Employee Plan.

(c)           Each Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to meet the qualification requirements of Section 401(a) of the Code (i) has received a favorable determination letter or prototype opinion letter, as applicable, with respect to such Employee Plan’s qualified status and no determination letter received with respect to such Employee Plan that is an “employee pension benefit plan” has been revoked, nor, to the Knowledge of the Sellers, is there any reason for such revocation, nor has any such Employee Plan been amended since the date of its most recent favorable determination letter in any respect which could adversely affect its qualification, (ii) except as set forth on Section 4.16(c) of the Disclosure Schedules, has at all times been in material compliance with the qualification requirements of Section 401(a) of the Code, (iii) each related trust has at all times been exempt from taxation under Section 501(a) of the Code, and (iv) does not now hold and has never held “employer securities” or “employer real property” (each within the meaning of Section 407 of ERISA) as an investment under such plan .  No fact or event has occurred and remains uncured that could adversely affect the qualified status of any such Employee Plan or the exempt status of any trust.  All contributions required to be made under the terms of any Employee Plan has been timely made or has been reflected in the Financial Statements.

(d)           Except as set forth on Section 4.16(d) of the Disclosure Schedule, the Company is not part of a “controlled group” of corporations and is not under common control with any other Person which is required to be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code, or Section 3(5) or 4001(b)(1) of ERISA, or the regulations promulgated thereunder.

(e)           Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or is required to contribute to, or has ever sponsored, maintained, contributed to, (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)            Except as set forth on Section 4.16(f) of the Disclosure Schedules, the Company does not sponsor, maintain or contribute to, or is not required to sponsor, maintain or contribute to, or has not ever sponsored, maintained or contributed to any arrangement that provides medical, health, life or other welfare benefits for present or future terminated or retired employees or their spouses or dependents, other than as required by Part 6 of Subtitle B of Title I of ERISA, COBRA, or any comparable state Law.

(g)           No Proceeding or claim has been brought or, to the Knowledge of the Seller, there are no threatened or pending Proceedings or claims (except for individual claims for benefits payable in the normal operation of the Employee Plans) or Proceedings involving any Employee Plan, including audits or investigations by any Governmental Entity.

(h)           With respect to any Employee Plan, no “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred which involves the Company, any ERISA Affiliate or any employee or director of the Company or any ERISA Affiliate, nor has any of the Company, any ERISA Affiliate or any employee of the Company or any ERISA Affiliate breached any duty imposed by Title I of ERISA, with respect to any Employee Plan. To the Knowledge of the Sellers, no “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Plan.

(i)            Each individual providing services to the Company and its ERISA Affiliates has been properly classified as an employee or a non-employee service provider with respect to each such entity in material compliance with applicable Law and the Employee Plans.

(j)            Each Employee Plan and each other Contract, plan, program, agreement, or arrangement maintained by the Company that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code.  No payment pursuant to any Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the U.S. Treasury Regulations and IRS guidance thereunder) would subject any Person to Tax pursuant to Section 409A of the Code, whether pursuant to this Agreement or otherwise.

(k)           No amount payable under any Employee Plan that could be received as a result of or in connection with the consummation of the transactions contemplated by this Agreement by any employee, officer, manager or other service provider of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G 1) could reasonably be expected to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(l)            To the extent that the Company or any ERISA Affiliate has sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States, such plan, program, or other arrangement has been maintained in material compliance with all applicable Laws.

(m)          No condition exists that would prevent the Company or any ERISA Affiliate from amending or terminating any Employee Plan.

Section 4.17.                Personnel; Labor Relations.

(a)           Section 4.17(a) of the Disclosure Schedules sets forth a list of all collective bargaining agreements and other agreements or documents relating to relationships with Personnel to which the Company is a party, identifying the parties thereto, the expiration dates and the status thereof.

(b)           (i) There is no labor strike, lockout, dispute, slowdown or stoppage pending or threatened against or involving the Company, nor has any such event or labor difficulty occurred within the past five (5) years of the date of this Agreement, (ii) no union claims to represent the Company’s Personnel, (iii) the Company is not a party to, nor is the Company bound by, any collective bargaining or similar agreement with any labor organization, written work rules or practices or unwritten work rules or practices agreed to with any labor organization or employee association, (iv) there has been no attempt to organize any group or all of the Company’s Personnel within the past five (5) years of the date of this Agreement, (v) the Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work, plant closing and occupational safety and health, (vi) there is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Sellers, threatened before the National Labor Relations Board or any Governmental Entity (and there is no reasonable basis therefor), (vii) there is no charge with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful or discriminatory employment practices (and there is no reasonable basis therefor), (viii) the Company has not received any notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or other inquiry relating to the Company, and no such investigation or other inquiry is in progress, (ix) there is no Proceeding pending or, to the Knowledge of the Sellers, threatened, in any forum by or on behalf of any present or former Personnel of the Company, any applicant for employment or any class or classes of the foregoing alleging breach of any express or implied Contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, (x) there is no Contract of any kind which restricts the Company from relocating, closing or terminating any of its operations or facilities, (xi) no Seller has any Knowledge that any of the Company’s Personnel has any current or immediate plans to terminate his or her employment with the Company, and (xii) the Company has no present intention to terminate the employment of any Personnel due to misconduct, absenteeism or unsatisfactory performance.

(c)           The Company has not, in the past five (5) years of the date of this Agreement, with respect to the Business, effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Business, nor has the Business been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law.  None of the Company’s Personnel has suffered an “employment loss” (as defined in the WARN Act) during the previous six (6) months.

(d)           Other than as disclosed on Section 4.17(d) of the Disclosure Schedules, to the Knowledge of Sellers no Personnel of the Company is bound by any Contract that purports to limit the ability of such Personnel (i) to engage in or continue to perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to the Company or to any other Person any rights to any invention, improvement or discovery.  No former or current Personnel of the Company is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects or will affect the ability of the Company to conduct its Business as presently conducted and as presently proposed to be conducted following the Closing Date.

(e)           (i) The Company has not entered into any severance or similar arrangement with any employee or service provider that would result in any Liability of the Company to make any payment to such employee or service provider upon a termination of service with the Company, including a termination of service effected by the transactions contemplated by this Agreement, and (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually or in the aggregate, (A) result in any payment becoming due to any employee or other service provider of the Company, (B) increase or modify any benefits otherwise payable by the Company to any employee or other service provider of the Company, or (C) result in the acceleration of time of payment or vesting of any such benefits.

(f)            The Company has maintained workers’ compensation coverage as required by applicable Law through the purchase of insurance and not by self-insurance or otherwise.

(g)           Section 4.17(g) of the Disclosure Schedules contains a true and correct list of the current employees of the Company as of the date hereof and shows with respect to each such employee, the employee’s name, position, base salary or hourly wage rate, actual and target incentive compensation (including, without limitation, bonus and commissions, as applicable) for 2011 and 2012 and fringe benefits (including, without limitation, any automobile allowance), as applicable.

Section 4.18.                Environmental Compliance.  The Company is in compliance with, and has at all times complied in all material respects with, all Environmental Requirements, and the Company has not received any notice or been cited for any violation or potential violation of any such Environmental Requirements.  No capital expenditures by the Company shall be required to establish or maintain compliance with any applicable Environmental Requirements.  There is no pending investigation, civil, criminal or administrative action, notice or demand letter, notice of violation or other Proceeding by any Governmental Entity with respect to ground or surface water, soil or air contamination, the storage, treatment, release, transportation or disposal of Hazardous Materials by the Company or any previous owner or tenant of any Leased Real Property or the violation of any Environmental Requirement relating to any Leased Real Property or the Business.  Neither the Company nor any Seller has received any notice or other communication concerning any past, present or future events, actions or conditions which under present Law may give rise to any Liability of the Company relating to the presence of Hazardous Materials on the Leased Real Property or on the real property of any Person.  The Company has no agreement with any Governmental Entity relating to any such environmental matter or any environmental or Hazardous Materials cleanup.

Section 4.19.                Licenses and Permits.  Section 4.19 of the Disclosure Schedules sets forth a true and correct list, together with a description of type, duration and status, of each of the Licenses and Permits.  The Company has obtained and maintained in full force and effect all Licenses and Permits required to operate the Business in the Ordinary Course of Business.  The Company has provided Purchaser with true and complete copies of all Licenses and Permits.  The consummation of the transactions contemplated hereby shall not interrupt or give any Governmental Entity the right to modify, terminate or interrupt the continuation of any of the Licenses and Permits or the conduct of the Business.  The Company is in compliance with all terms, conditions and requirements of all Licenses and Permits and no Proceeding is pending or, to the Knowledge of the Sellers, threatened, relating to the revocation or limitation of any of the Licenses or Permits.

Section 4.20.                Insurance; Bonds.

(a)           Section 4.20 of the Disclosure Schedules sets forth a true and correct list of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and all other forms of insurance (including, without limitation, self-insurance arrangements) (collectively, the “Policies” and individually, a “Policy”) insuring the properties, assets or other operations of the Company, setting forth the carrier, policy number, expiration dates, premiums, deductibles, description of type of coverage and coverage amounts.  The Company has provided Purchaser with true and complete copies of all of the Policies.

(b)           Each of the Policies is in an amount and insures against the risks usually and customarily carried by a Person engaged in the type of business which constitutes the Business.  Each of the Policies is in full force and effect.  All premiums due and payable under such Policies have been paid.  The Company is not in default under any provisions of any Policy, and the Company has not received notice of default under, or cancellation or modification of, any Policy.  There is no claim by the Company pending under any Policy as to which coverage has been questioned, denied or disputed by the underwriters of any Policy, and no Seller has any Knowledge of any basis for denial of any claim under any Policy.  The Company has not received any notice from or on behalf of any insurance carrier issuing any Policy that insurance rates therefor shall hereafter be increased or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any Policy.  The Policies are sufficient in all respects for compliance by the Company with all requirements of Law and with the requirements of all Material Contracts.  The Company has not experienced claims in excess of current coverage of such insurance.

(c)           There are no outstanding bonds or other surety arrangements issued or entered into in connection with the assets and properties of the Company or the Business.  No bond is required to satisfy any contractual, statutory or regulatory requirement applicable to the Company.

Section 4.21.                Contracts and Commitments.  Section 4.21 of the Disclosure Schedules contains a true and correct list of all of the following Contracts (collectively, the “Material Contracts”):

(a)           any Contract (or group of related Contracts) for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for annual payments to or by the Company in excess of $25,000;

(b)           (i) any capital lease or (ii) any other lease or other Contract relating to equipment or machinery of the Company providing for annual rental payments in excess of $25,000, under which any such equipment or machinery is held or used by the Company;

(c)           any Contract, other than leases relating to equipment and machinery of the Company, relating to the lease or license of any assets of the Company;

(d)           any Contract relating to the acquisition or disposition of (i) any business of the Company (whether by merger, consolidation, or other business combination, sale of securities, sale of assets or otherwise), or (ii) any asset of the Company, other than in the Ordinary Course of Business;

(e)           any Contract under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

(f)            all employment, severance, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, equity purchase or equity option plans and agreements and commitments with or relating to the Personnel (current or former) or Affiliates of the Company;

(g)           any Contract (or group of related Contracts) (i) under which the Company has created, incurred, assumed or guaranteed any Debt in excess of $25,000 or (ii) under which the Company has permitted any of its assets to become Encumbered;

(h)           any Contract under which any Person has guaranteed any Debt of the Company;

(i)            any Contract relating to any joint venture, partnership, limited liability company, strategic alliance or sharing of profits or losses with any Person to which the Company is a party or by which the Company or any of its assets are bound;

(j)            any Contract containing covenants purporting to limit the freedom of the Company or any Personnel (current or former) to compete in any business or in any geographic area;

(k)           any Contract relating to confidentiality (whether the Company is subject to or the beneficiary of such obligations);

(l)            any agency, dealer, distributor, sales representative, service provider, marketing or similar Contract;

(m)          any Contract requiring payments or distributions to any member or Personnel of the Company (current or former), or any relative or Affiliate of any such Person;

(n)           any Contract not made in the Ordinary Course of Business;

(o)           any Contract with any Material Customer or Material Supplier of the Company;

(p)           any Contract providing for termination, retention, change in control or similar payments to its Personnel; and

(q)           any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $25,000 over the life of such Contract.

The Company has provided Purchaser with true and complete copies of all written Material Contracts and each amendment, supplement, waiver or modification thereto, and has provided to Purchaser a written summary setting forth the terms and conditions of each oral Material Contract.  All of the Material Contracts identified on, or required to be identified on Section 4.21 of the Disclosure Schedules are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company, and to the Knowledge of the Sellers, with respect to each other party to such Material Contracts, and are in full force and effect.  Neither the Company nor to the Knowledge of Sellers, any other party thereto, has breached any provision of, or is in default under the terms of, nor does any condition exist which, with or without notice or lapse of time, or both, would cause the Company or any other party to be in default under any of the Material Contracts or would constitute a breach or default or permit termination, modification or acceleration under any such Material Contract.  The Company has not (i) received any written notice of cancellation or termination or, other than pursuant to the terms of such Material Contract existing as of the date hereof, change in material terms (including, pricing, term and volume) of any such Material Contract or (ii) during the two (2) years prior to the date hereof, obtained or granted any material waiver of or under any provision of any such Material Contract except for routine waivers granted or sought in the Ordinary Course of Business.  To the Knowledge of the Sellers, no default has been threatened under any Contract required to be listed on Section 4.21 of the Disclosure Schedules.  Except as set forth on Section 4.21 of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement shall not afford any other party the right to terminate any such Material Contract.

Section 4.22.                Customers and Suppliers.  Section 4.22 of the Disclosure Schedules sets forth a list of (a) the names of the Company’s top twenty (20) customers for the calendar year ended December 31, 2011 and for the current calendar year through August 31, 2012, each based on total revenues (recognized in accordance with GAAP) for such period (the “Material Customers”) and (b) the twenty (20) largest suppliers of the Company for the calendar year ended December 31, 2011 and for the current fiscal year through August 31, 2012, each based on the dollar amount of expenditures (recognized in accordance with GAAP) by the Company for such period (the “Material Suppliers”).  Since December 31, 2011, no Material Customer or Material Supplier has terminated or materially reduced, or informed the Company or any Seller that it intends to terminate or materially reduce its business relationship with the Company and no Material Customer or Material Supplier has informed the Company or any Seller of any material problem or dispute with respect to such Material Customer or Material Supplier.

Section 4.23.                Restrictions on the Business.  Except as set forth on Section 4.23 of the Disclosure Schedules, there is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or materially impairing the Company’s business as currently conducted, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise materially limiting the freedom of the Company to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, except as set forth on Section 4.23 of the Disclosure Schedules, the Company has not entered into any Contract under which the Company (a) is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (b) is required to provide any price protection, “most favored nation” or similar provisions to any customers or potential customers or any class of customers (that is, required to give pricing to such customers or potential customers or classes of customers that is at least as good or more favorable to that offered to others for similar goods and/or services), (c) has agreed to purchase a minimum amount of goods or services, or (d) has agreed to purchase goods or services exclusively from a certain party.

Section 4.24.                Compliance with Law.

(a)           Except as set forth on Section 4.24 of the Disclosure Schedules, the Company is in compliance in all material respects with all applicable Laws.  The Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator applicable to it or any of its assets.  Except as set forth on Section 4.24 of the Disclosure Schedules, the Company has not received, at any time during the prior three (3) years from the date of this Agreement, any written notice from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Law applicable to the Company.

(b)           None of the Company or any Personnel of the Company or other Person acting on behalf of any of the Company (in their capacity as manager, officer, agent, or employee), has at any time during the three (3) years prior to the date hereof:  (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds; (iii) made any unlawful payment or given any other unlawful consideration to any customer or supplier of the Company or any director, officer, agent, or employee of such customer or supplier, (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or (v) violated or is in violation of any provision of the United Kingdom’s The Bribery Act 2010, as amended.

Section 4.25.                Litigation.  Except as set forth on Section 4.25 of the Disclosure Schedules, (a) there are no Proceedings pending or, to the Knowledge of the Sellers, threatened against the Company or affecting (i) any of its properties or assets, (ii) the Business, or (iii) the Units, (b) there are no unsatisfied judgments of any kind against the Company or affecting (i) any of its properties or assets, (ii) the Business, or (iii) the Units, and (c) the Company is not subject to any outstanding judgment, order, or decree of any court or Governmental Entity.  Since January 1, 2008, the Company has not been a party to any Proceeding (no longer pending) or, to the Knowledge of the Sellers, the Company has not been threatened to be made a party to any Proceeding.

Section 4.26.                No Other Agreement to Sell the Units.  Neither the Company nor any of the Sellers has any obligation, absolute or contingent, to any Person (other than Purchaser) to sell any of the Units, or to effect any merger, consolidation or other reorganization of the Company, or to enter into any agreement with respect thereto.

Section 4.27.                Affiliate Transactions.  Except for employment relationships and the payment of compensation and benefits in the Ordinary Course of Business or as disclosed on Section 4.27 of the Disclosure Schedules, the Company is not presently, nor has it been during the prior twelve (12) months, a party to any Contract with any member, Personnel or Affiliate of the Company or any of their respective Affiliates or family members (each such Contract, an “Affiliate Transaction”).  All Affiliate Transactions have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party.

Section 4.28.                Broker’s and Finder’s Fees.  Except as set forth on Section 4.28 of the Disclosure Schedules (which fees shall be paid and fully discharged by the Sellers), no broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby as a result of any actions or commitments of the Company (or its Affiliates).

Section 4.29.                Banking Facilities.  Section 4.29 of the Disclosure Schedules sets forth a true, correct and complete list of:  (a) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company.

Section 4.30.                Powers of Attorney.  The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof).

Section 4.31.                HSR Act.  The Company is not engaged in manufacturing (within the meaning of the HSR Act and the regulations promulgated thereunder), and David Cummings, together with his spouse and minor children, does not have “total assets” (within the meaning of the HSR Act and the regulations promulgated thereunder) in excess of $13.6 million.

Section 4.32.                All Material Information.  No representation or warranty made herein or in any of the Related Agreements by the Company or any Seller contains or will contain an untrue statement of a fact or omits or will omit to state any fact necessary in order to make any representation, warranty or other statement of the Company or any Seller not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that the statements contained in this Article V are true and correct as of the date hereof:

Section 5.01.                Organization; Power.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Purchaser has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is now conducted.

Section 5.02.                Authorization and Validity of Agreement.  Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which it is a party.  The execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is a party have been duly authorized by Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance by it of this Agreement and each of the Related Agreements to which it is a party.  This Agreement and each of the Related Agreements to which Purchaser is a party has been duly executed and delivered by Purchaser and constitutes Purchaser’s valid and binding obligation enforceable against Purchaser in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at law or equity).

Section 5.03.                No Conflict or Violation.  The delivery, consummation and performance of this Agreement and each of the Related Agreements by Purchaser does not and shall not:  (a) violate or conflict with any provision of the Governing Documents of Purchaser or resolutions of the Board of Directors of Purchaser, (b) violate in any material respect any provision of Law applicable to Purchaser; or (c) (i) require any consent or approval or (ii) violate or result in a breach of or constitute a default (or an event with due notice or lapse of time or both would become a default), in each case, under any judicial consent, order or decree.

Section 5.04.                Consents and Approvals.  No consent, waiver, authorization, permit or approval of any Governmental Entity, or of any other Person, or declaration to or filing or registration with any Governmental Entity, or any other Person, is required in connection with (a) the execution and delivery of this Agreement or any of the Related Agreements by Purchaser, (b) the performance by Purchaser of its obligations hereunder or thereunder or (c) the consummation of the transactions contemplated hereby or thereby by Purchaser.

Section 5.05.                SEC Filings.

(a)           Purchaser has filed with the Securities and Exchange Commission (the “SEC”) all material forms, reports and other documents required under the Exchange Act or the Securities Act to be filed or furnished since November 23, 2011 to the date hereof (all such forms, reports and other documents, collectively, the “SEC Reports”).  Each of the SEC Reports, when filed (or, with respect to any SEC Reports filed prior to the date hereof, as amended or supplemented prior to the date hereof, if applicable), (i) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed and (ii) except with regard to the financial statements contained therein, which are addressed in Section 5.05(b), did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements, or the completeness of any information furnished by Purchaser to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(b)           The consolidated financial statements (including all related notes and schedules) of Purchaser included in Purchaser’s Registration Statement on Form S-1 filed August 28, 2012, as amended, for the fiscal year ended December 31, 2011 (including the notes thereto) and Purchaser’s Quarterly Report on Form 10-Q for the period ended June 30, 2012 fairly present in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in conformity with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the period involved (except as may be indicated therein or in the notes thereto).

Section 5.06.                Broker’s and Finder’s Fees.  No broker, finder or other Person is entitled to any commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby as a result of any actions or commitments of Purchaser.

ARTICLE VI
INDEMNIFICATION; SURVIVAL

Section 6.01.                Indemnification by the Sellers.  Subject to the applicable provisions of this Article VI, the Sellers shall, jointly and severally, indemnify and hold harmless Purchaser, the Company, Pardot Europe and their respective successors, shareholders, members, Personnel, representatives, Affiliates and agents (other than the Seller Indemnified Parties) (the “Purchaser Indemnified Parties”) from and against any and all damages, losses, Liabilities, claims, Encumbrances, penalties, costs and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses) (each, an “Indemnity Loss”), incurred or suffered by the Purchaser Indemnified Parties or any of them as a result of, arising out of, or directly or indirectly relating to:

(a)           any breach of, or inaccuracy in, any of the representations or warranties of any Seller contained in this Agreement or any of the Related Agreements (other than any Employment Agreement), in each case without regard to any qualification as to materiality or Material Adverse Effect;

(b)           any breach, or failure to perform, by any Seller of any of his, her or its covenants or obligations contained in this Agreement or any of the Related Agreements (other than any Employment Agreement);

(c)           any claim for indemnification or advancement or reimbursement of expenses made or asserted against the Company or Pardot Europe by any present or former officer, director and/or manager of the Company or Pardot Europe with respect to any action taken or omitted to be taken by any officer, director and/or manager of the Company or Pardot Europe prior to the Closing;

(d)           (i) any Taxes of the Company or Pardot Europe for any Pre-Closing Tax Period (including that portion of any Straddle Period ending on the Closing Date, apportioned in accordance with Section 8.02(d)), except to the extent such Taxes are taken into account in the determination of the Final Net Working Capital, (ii) any Transfer Taxes to the extent allocated to the Sellers pursuant to Section 8.01, (iii) any Taxes of the Sellers (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company) for any Tax period, (iv) any Taxes for which the Company or Pardot Europe is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of inclusion in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, or as a transferee or successor, by Contract, or otherwise, (v) any reimbursement paid to employees or former employees of the Company to compensate for Tax penalties and interest incurred by such employees as a result of practices of the Company prior to Closing, and (vi) with respect to any Pre-Closing Tax Period, any Taxes of the Company or Pardot Europe (including any withholding Tax Liability) and the incremental costs and expenses incurred by the Company or Pardot Europe (including for Tax Return preparation) due to the Company or Pardot Europe having become subject to Tax jurisdiction in any state or jurisdiction and failing to have paid Taxes in such jurisdiction;

(e)           any Liability relating to any Debt outstanding as of, or arising prior to, the Closing Date;

(f)            any Liability relating to any Transaction Expenses outstanding as of, or arising prior to, the Closing Date; and

(g)           any and all Proceedings, demands, assessments, audits or judgments arising out of any of the foregoing.

Notwithstanding anything to the contrary contained herein, the Sellers severally, and not jointly, shall indemnify the Purchaser Indemnified Parties for any (A) breach of, or inaccuracy in, any of the representations or warranties contained in Article III pursuant to Section 6.01(a), (B) breach or failure to perform, by such Seller of any of such Seller’s covenants or obligations contained in this Agreement pursuant to Section 6.01(b), and (C) to the extent applicable to the Sellers, the matters set forth in Section 6.01(d)(iii).

Section 6.02.                Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless the Sellers and their respective successors, representatives, Affiliates and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnity Losses arising from or relating to:

(a)           any breach of, or inaccuracy in, any of the representations or warranties of Purchaser contained in this Agreement or any of the Related Agreements;

(b)           any breach, or failure to perform, by Purchaser of any of its covenants or obligations contained in this Agreement or any of the Related Agreements; and

(c)           any and all Proceedings, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 6.03.                Indemnification Notice; Litigation Notice.  If a party believes that it has suffered or incurred any Indemnity Loss to which it is entitled to indemnification pursuant to Sections 6.01 or 6.02 (the “Claimant”), such Claimant shall so notify, as the case may be, (a) Purchaser, in the event such Claimant is a Seller Indemnified Party, or (b) the Sellers, in the event such Claimant is a Purchaser Indemnified Party, promptly in writing (x) identifying the party or parties which such Claimant believes has an obligation to indemnify (the “Indemnifying Party”) and (y) describing such Indemnity Loss, including the amount thereof, if known, in such detail as is reasonably practicable (the “Indemnification Notice”).  If any Proceeding is instituted by or against a third party with respect to which the Claimant intends to claim any Liability or expense as an Indemnity Loss under this Article VI (a “Third-Party Claim”), it shall promptly notify the Indemnifying Party in writing of such Third-Party Claim describing such Indemnity Loss and the amount thereof, if known, all with reasonable detail (the “Litigation Notice”) in lieu of an Indemnification Notice.  To the extent failure to promptly notify the Indemnifying Party of such action or suit materially increases the Liability or expense to the Claimant or otherwise materially prejudices the Claimant, the Indemnifying Party shall not be obligated to reimburse the Claimant for the amount of such increase in liability or expense or to the extent that such claim is materially prejudiced as a result thereof.

Section 6.04.                Disagreement Notice.  If the Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or the Litigation Notice, as the case may be, the Indemnifying Party shall notify the Claimant (the “Disagreement Notice”) within thirty (30) calendar days of its receipt of the Indemnification Notice or the Litigation Notice, as the case may be.  Failure to deliver a Disagreement Notice in a timely manner shall be considered an express acknowledgment by the Indemnifying Party of its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Indemnification Notice or the Litigation Notice, as the case may be, and the Indemnifying Party shall pay to the Claimant the amount specified in the Indemnification Notice or the Litigation Notice within five (5) Business Days after the expiration of such thirty (30) day period.  Any dispute regarding the indemnification provisions of this Article VI shall be resolved as provided for in Section 9.13.

Section 6.05.                Defense of Third-Party Claims.

(a)           The Indemnifying Party shall have thirty (30) calendar days after receipt of the Litigation Notice to (i) notify the Claimant, in writing, that it acknowledges its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in such Litigation Notice and that it elects to conduct and control any Proceeding with respect to an identifiable claim (the “Election Notice”) and (ii) appoint counsel reasonably acceptable to the Claimant to be lead counsel in connection with the defense of such Third-Party Claim.  If the Indemnifying Party gives a Disagreement Notice or does not give the foregoing Election Notice during such thirty (30) day period, the Claimant shall have the right (but not the obligation) to defend, contest, settle or compromise such Third-Party Claim in the exercise of its reasonable discretion. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of such Third-Party Claim, and shall pay the reasonable fees and expenses of one counsel to all Claimants arising out of the same or similar set of circumstances in connection with such defense, if (i) such Third Party Claim (A) seeks non-monetary relief, (B) involves a criminal allegation by a Governmental Entity, (C) seeks an injunction or other equitable relief or seeks, involves or potentially could result in (x) the grant of a license, (y) an agreement to refrain from suing, or (z) an agreement to refrain from challenging the validity or enforceability of any Intellectual Property or (D) involves, in the opinion of counsel of the Claimant, a conflict of interest between the Indemnifying Party and the Claimant or (ii) the Indemnifying Party does not waive the Indemnification Cap with respect to any Indemnity Loss in excess of the Indemnification Cap (clauses (i) and (ii), the “Exception Claims”).

(b)           If the Indemnifying Party timely gives the foregoing Election Notice and such Third-Party Claim is not an Exception Claim, the Indemnifying Party shall have the right to undertake, conduct and control, at the Indemnifying Party’s sole expense, the conduct and settlement of such Third-Party Claim, and the Claimant shall provide its reasonable cooperation, including providing reasonable access during regular business hours to records and Personnel of the Company, as applicable, to the Indemnifying Party in connection therewith; provided, however, that (i) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant without the prior written consent of the Claimant, (ii) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne solely by the Claimant, (iii) upon a final determination of such Third-Party Claim, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article VI, for the full amount of any Indemnity Loss incurred by the Claimant, except fees and expenses of legal counsel that the Claimant incurred pursuant to clause (ii) above following the receipt by the Claimant of the Election Notice, (iv) the Indemnifying Party shall have the right to pay or settle any action or suit provided that (A) the claim, or the payment or settlement thereof, is solely for monetary damages, (B) the claim, or the payment or settlement thereof, does not involve an injunction or other equitable relief, the grant of a license, an agreement to refrain from suing, an agreement to refrain from challenging the validity or enforceability of any Intellectual Property or an admission of liability with respect to Intellectual Property, (C) the Claimant has no liability with respect to such settlement and (D) the terms of such settlement provide for a full release of the Claimant, and (v) the Claimant shall have the right to pay or settle any such Third-Party Claim with the consent of the Indemnifying Party.

(c)           If (i) the Claimant does not receive an Election Notice within thirty (30) days after the Indemnifying Party’s receipt of the Litigation Notice with respect to a Third-Party Claim, (ii) such claim is an Exception Claim or (iii) the Indemnifying Party fails to agree to indemnify the Claimant for all Losses attributed to such Third-Party Claim (subject to the terms of this Agreement, including the limitations set forth in Section 6.07), in each case, the Claimant may defend against and settle such matter as it deems appropriate at the expense of the Indemnifying Party; provided that the Indemnifying Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnifying Party and shall not be recoverable from such Claimant or the Escrow Amount under this Article VI. Notwithstanding the preceding sentence, if the Indemnifying Party has delivered a Disagreement Notice on a timely basis, then the Indemnifying Party’s ultimate liability to Claimant shall be determined by mutual agreement of such parties or in accordance with Section 9.13.

(d)           To the extent of any conflict between this Section 6.04 and Section 8.05, Section 8.05 shall govern.

Section 6.06.                Survival.  Claims for indemnification under Section 6.01(a) or Section 6.02(a) shall only be valid to the extent that such claims are made prior to the eighteen (18) month anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, (a) claims arising from any breach of the Statute Representations may be made until sixty (60) days after the expiration of the applicable statute of limitations, (b) claims arising from any breach of any representation or warranty set forth in Section 4.15 may be made until the twenty-four (24) month anniversary of the Closing Date, and (c) claims arising from any breach of the Fundamental Representations may be made at any time after the Closing.  Notwithstanding anything to the contrary contained herein, the right to indemnification and the payment of any Indemnity Loss of any Purchaser Indemnified Party pursuant to this Article VI, or the availability of any other remedies contemplated hereby or otherwise available to the Purchaser Indemnified Parties at Law or in equity, based upon any representation, warranty, covenant, agreement or obligation of the Company or any Seller contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Purchaser Indemnified Party or its Affiliates, or the knowledge of the Purchaser Indemnified Party’s (or its Affiliates’) shareholders, directors, managers, members, partners, Personnel or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the parties’ entrance into this Agreement.

Section 6.07.                Limitation on Indemnity Losses. In no event shall the Sellers in the aggregate be liable to indemnify the Purchaser Indemnified Parties for Indemnity Losses arising under Section 6.01(a): (a) unless and until the aggregate amount of the Indemnity Losses which may be recovered from the Indemnifying Party exceeds an amount equal to One Million Dollars ($1,000,000) (the “Indemnification Basket”), after which the Indemnifying Party shall be liable for all Indemnity Losses, including the Indemnity Losses below the Indemnification Basket; (b) in excess of Fourteen Million Dollars ($14,000,000) (the “Indemnification Cap”) for claims asserted on or before the eighteen (18) month anniversary of the Closing Date, or in excess of Five Million Dollars ($5,000,000) for claims asserted between the eighteen (18) month anniversary and the twenty-four (24) month anniversary of the Closing Date based on any breach of any representation or warranty set forth in Section 4.15; provided, that, the limitations in clauses (a) and (b) of this Section 6.07 shall not apply to Indemnity Losses arising from any breach of any Statute Representation or Fundamental Representation; (c) for any punitive, incidental, consequential, special or indirect damages, except to the extent a third party is entitled to such damages against a Purchaser Indemnified Party, or (d) for any third party infringement or misappropriation claim if such claim asserts that both (x) a Company Product and (y) the products or services offered, licensed or sold by Purchaser prior to, as of or after Closing, in combination, infringe or misappropriate such third party’s intellectual property rights, unless either Seller had actual knowledge as of Closing that such combination infringed such third party’s rights.

Section 6.08.                Remedies. Following the Closing, the indemnification provisions of this Article VI shall be the sole and exclusive remedies of Purchaser and Sellers with respect to the subject matter of this Agreement and the transactions contemplated hereby; provided, however, that this provision shall not limit (a) any remedies available to Purchaser in respect of a breach of Sections 7.01, 7.02, 7.03 or 7.04 (which, for the avoidance of doubt, shall be governed by Section 7.05), (b) remedies based upon fraud or intentional misrepresentation, or (c) equitable remedies.

Section 6.09.                Calculation and Payment of Indemnity Losses.

(a)           In determining the amount of any Indemnity Loss resulting from or in connection with the breach of any of the representations or warranties in Article III or Article IV, such representations and warranties shall be read as though none of them contained reference to Material Adverse Effect or other materiality qualifiers.

(b)           Indemnity Losses shall be determined net of any insurance proceeds that an Indemnified Party has actually received relating to such Indemnity Loss, after deducting from such proceeds any increase in the future in any insurance premiums attributable to such Indemnity Loss; provided, however, that an Indemnified Party shall have no obligation to maintain any level of insurance or make an insurance claim relating to any Indemnity Loss.  In the event an insurance claim relating to an Indemnity Loss is pending at the time such Indemnity Loss is to be paid by the Indemnifying Party, the Indemnifying Party shall pay the full amount of such Indemnity Loss, and any insurance proceeds subsequently received by such Indemnified Party relating to such Indemnity Loss (after deducting from such proceeds any increase in the future in any insurance premiums attributable to such Indemnity Loss) shall be paid by such Indemnified Party to the Indemnifying Party, up to the amount of the Indemnifying Party’s payment.

(c)           From and after the Closing (but subject to the provisions of this Article VI), any Indemnity Losses from claims for indemnification under Section 6.01 shall be satisfied first by recouping all of such Indemnity Loss (subject to the other provisions of this Article VI) from the Escrow Amount in accordance with the terms of the Escrow Agreement; and second, by recovery directly from the Sellers or any of them in accordance with, and subject to the limitations of, the provisions of this Article VI.

Section 6.10.                Special Rule for Fraud and Intentional Misrepresentation.  Notwithstanding anything to the contrary contained in this Article VI, in the event of any breach of a representation or warranty by any party hereto that constitutes fraud or intentional misrepresentation, by or on behalf of any Seller (including, without limitation, any intentional misrepresentation or fraudulent act committed by any Personnel, the Company or Pardot Europe in connection with the consummation of the transactions contemplated by this Agreement), on the one hand, or Purchaser, on the other hand, then (a) such representation or warranty shall survive indefinitely and (b) the limitations set forth Section 6.07, as applicable, shall not apply to any Indemnity Loss that the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.

Section 6.11.                Tax Treatment of Indemnity Payments.  To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the parties agree to file their Tax Returns accordingly.

ARTICLE VII
RESTRICTIVE COVENANTS

Section 7.01.                Confidential Information.

(a)           Each Seller acknowledges and agrees that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Seller, that the preservation of the confidentiality of such information by such Seller is an essential premise of the bargain between the Sellers and Purchaser, and that Purchaser would be unwilling to enter into this Agreement in the absence of the obligations and restrictions set forth in this Article VII.  Accordingly, each Seller hereby agrees with Purchaser that such Seller, and its or his Representatives, will not, and that such Seller will cause its or his Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, use, disclose, communicate or otherwise divulge, any Confidential Information.  For purposes of this Section 7.01(a), “Confidential Information” means any information that is treated as confidential or proprietary by the Company or Pardot Europe, including the Company’s and Pardot Europe’s trade secrets, customer lists and pricing information; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 7.01(a) will not prohibit any retention of copies of records or disclosures (i) required by any applicable Law so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.  The Sellers agree that they will be responsible for any breach or violation of the provisions of this Section 7.01(a) by any of their Representatives.

(b)           Notwithstanding the foregoing, each Seller and its or his Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment, tax strategies and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such Sellers and their Representatives relating to such tax treatment, tax strategies and tax structure; provided, however, that no Seller (and no Representative thereof) shall disclose any information that is not relevant to understanding the tax treatment, tax strategies and tax structure of the transactions contemplated hereby (including the identity of any party hereto).

(c)           To the extent this Agreement is being enforced in a jurisdiction that requires a time restriction for non-disclosure restrictions applicable to information that does not rise to the level of a statutory trade secret, the time restriction for the obligations in Section 7.01(a) with respect to such information that does not qualify as a statutory trade secret shall be five (5) years following the Closing.

Section 7.02.                Non-Competition.

(a)           From the Closing Date until the third (3rd) anniversary of the Closing Date (the “Restricted Period”), neither of the Sellers (each, a “Restricted Party”) shall, directly or indirectly, engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with, as an officer, director, employee, partner, shareholder, consultant, manager, agent or otherwise, any activity or Person that engages in, the Restricted Business.  For purposes of this Agreement, “Restricted Business” shall mean designing, developing, marketing, distributing or selling business-to-business marketing automation software, including, without limitation, products that are (i) reasonably similar in form and function to the Company Products or (ii) reasonably related to the Company Products.  Notwithstanding the foregoing, nothing in this Agreement or in the definition of Restricted Business shall prohibit or in any way restrict the Restricted Parties from:  (A) engaging in the Restricted Business to the extent necessary to perform his employment duties with Purchaser; (B) making or maintaining passive investments of less than three percent (3%) of the outstanding equity securities in any entity that is (1) engaged in the Restricted Business for purposes of lead generation, lead nurturing and lead management (which the parties acknowledge is a subset of the broader set of businesses engaged in the Restricted Business), and (2) listed for trading on any recognized securities exchange or in the over-the-counter markets; or (C) making or maintaining passive investments of less than twenty-five percent (25%) of the outstanding equity securities in any entity that is engaged in the Restricted Business.  For avoidance of doubt, the parties acknowledge that subsection (C) is intended to restrict the Restricted Parties from obtaining, directly or indirectly, voting control of a Restricted Business and from engaging in any other activity with respect thereto other than as a passive investor, including, without limitation, serving on the board of directors (or its equivalent) of a Restricted Business or in any management capacity with respect thereto.

(b)           The broadest geographic scope enforceable by Law for the restrictions set forth in Section 7.02(a) shall be applicable, as follows, which geographic scope the Sellers represent is coextensive with the geographic scope of the Business:

(i)            everywhere in the world that has access to the Business because of the availability of the Internet;

(ii)           everywhere in the world that a Restricted Party has the ability to compete with the Business through the Internet;

(iii)          each state, commonwealth, territory, province and other political subdivision located in North America and the United Kingdom;

(iv)          each state, commonwealth, territory, province and other political subdivision located in the United States of America and Canada;

(v)           each state, commonwealth, territory and other political subdivision of the United States of America;

(vi)          any state, commonwealth, territory or other political subdivision in which the Company has engaged in the Business in the one (1) year period immediately preceding the Closing;

(vii)         any state, commonwealth, territory or other political subdivision in which the Company has performed any services or sold any products in the one (1) year period immediately preceding the Closing; and

(viii)        any state, commonwealth, territory or other political subdivision where the Company has or had an office out of which it operated the Business at any time in the one (1) year period immediately preceding the Closing.

(c)           Each Restricted Party hereby acknowledges and agrees that the restrictive period of time, geographic scope and scope of restricted activity specified herein are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which the Company is engaged as of the Closing.  Each Restricted Party further acknowledges and agrees that the restrictions set forth in this Section 7.02 are reasonable and necessary to protect Purchaser’s investment under this Agreement and to safeguard the value and goodwill associated with the Units.  Each Restricted Party acknowledges and agrees that Purchaser would not have entered into this Agreement but for each of the Restricted Party’s agreements and obligations pursuant to this Section 7.02.  If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by law.  The parties agree that in the event of a breach of this Section 7.02, the Restricted Period shall be extended with respect to the breaching party by the period of the breach.

Section 7.03.                Non-Solicitation.

(a)           During the Restricted Period, none of the Restricted Parties shall, and each Restricted Party shall cause its respective Affiliates not to, whether for their own account or for the account of any Person, directly or indirectly:

(i)            call upon, solicit, accept any business of, contact or have any communication with any Person who is a customer or supplier or prospective customer or supplier of the Company, Pardot Europe or Purchaser as of the

Closing, or who was a customer or supplier or prospective customer or supplier of the Company, Pardot Europe or Purchaser at any time within the twelve (12) month period immediately preceding the Closing for the purpose of:  (A) diverting or attempting to divert or influence any business of such customer or supplier or prospective customer or supplier to any competitor of the Company, Pardot Europe or Purchaser; (B) marketing, selling, distributing, leasing or providing any products or services in competition with the Business, the Company, Pardot Europe or Purchaser; or (C) otherwise interfering in any fashion with the operations being conducted by the Company, Pardot Europe or Purchaser as of the Closing or with any operations conducted by the Company, Pardot Europe or Purchaser during the Restricted Period;

(ii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or other Person who is a business relation of the Company, Pardot Europe or Purchaser as of the Closing or who was a customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or business relation of the Company, Pardot Europe or Purchaser within the twelve (12) month period immediately preceding the Closing, to cease doing business with the Company, Pardot Europe or Purchaser, to deal with any competitor of the Company, Pardot Europe or Purchaser or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, distributor, employee, consultant or business relation and the Company, Pardot Europe or Purchaser; or

(iii)          solicit for employment or attempt to solicit otherwise, hire or retain any Person who is an employee, independent contractor or other Personnel of the Company, Pardot Europe or Purchaser as of the Closing, or who was an employee, independent contractor or other Personnel of the Company, Pardot Europe or Purchaser at any time within the twelve (12) month period immediately preceding the Closing; provided that it shall not be a breach of this Section 7.03(a)(iii) to solicit in the form of general solicitations for employment (including the use of employment agencies not directed to target the Company, Pardot Europe, Purchaser or their Affiliates) conducted by or on behalf of a Restricted Party or its Affiliates.

(b)           Each Restricted Party hereby acknowledges and agrees that the restrictive period of time, geographic scope and scope of restricted activity specified herein are reasonable and necessary in view of the transactions contemplated by this Agreement and the nature of the business in which the Company is engaged as of the Closing.  Each Restricted Party further acknowledges and agrees that the restrictions set forth in this Section 7.03 are reasonable and necessary to protect Purchaser’s investment under this Agreement and to safeguard the value and goodwill associated with the Units.  Each Restricted Party acknowledges and agrees that Purchaser would not have entered into this Agreement but for each of the Restricted Party’s agreements and obligations pursuant to this Section 7.03.  If the scope of any stated restriction is too broad to permit enforcement of such restriction(s) to its full extent, then the parties agree that such restriction shall be enforced and/or modified to the maximum extent permitted by Law.  The parties agree that in the event of a breach of this Section 7.03, the Restricted Period shall be extended with respect to the breaching party by the period of the breach.

(c)           The parties acknowledge and agree that solely for purposes of this Section 7.03, references to “competitor of the Company, Pardot Europe or Purchaser” or “in competition with the business, the Company, Pardot Europe or Purchaser” shall refer or relate to Persons engaged in a Restricted Business.

Section 7.04.                Non-Disparagement.  After the execution of this Agreement, no party shall, directly or indirectly, make any negative or disparaging statement, or release any information, or encourage others to make any statement or release any information that has the effect of embarrassing or criticizing the Company, Pardot Europe, Purchaser or any Seller or any of their respective Affiliates, the Business, the services and products offered or provided in the Business, including any of the Company’s and Pardot Europe’s actual or prospective customers, competitors, employees or former employees, including any statements made to the press or other media in the United States of America or in any other country.  The obligations of the parties Seller pursuant to this Section 7.04 shall survive any termination of this Agreement.

Section 7.05.                Remedies.  Upon any breach or alleged breach of Section 7.01, Section 7.02, Section 7.03 or Section 7.04 by any Seller, Purchaser shall be entitled to each of the following remedies, which shall be deemed cumulative:

(a)           Injunctive Relief.  Each Seller hereby acknowledges that any breach or alleged breach of Section 7.01, Section 7.02, Section 7.03 or Section 7.04 shall cause irreparable injury to the goodwill and proprietary rights of the Company, Purchaser and their respective Affiliates, for which the Company and Purchaser shall not have an adequate remedy at law.  Accordingly, each Seller agrees that the Company or Purchaser shall be able to seek and obtain immediate injunctive relief in the form of a temporary restraining order, preliminary injunction, and/or permanent injunction against such Seller to restrain or enjoin any actual or threatened violation of any provision of Section 7.01, Section 7.02, Section 7.03 or Section 7.04 without any requirement of posting a bond or other surety or proving damages.

(b)           Damages.  To the extent calculable, the Company and/or Purchaser shall also be entitled to recover from a Seller monetary damages for any violation of Section 7.01, Section 7.02, Section 7.03 or Section 7.04 by such Seller.

(c)           Costs, Expenses and Attorneys’ Fees.  The Company and/or Purchaser shall be entitled to recover from a Seller all costs, expenses and reasonable attorneys’ fees incurred by them in seeking either enforcement of Section 7.01, Section 7.02, Section 7.03 or Section 7.04 against such Seller or damages for a breach of such Sections or in defending any action brought by a Seller to challenge or construe the terms of any of such Sections.

(d)           Other Legal or Equitable Remedies.  The Company and/or Purchaser shall be entitled to pursue any other legal or equitable remedies that may be available to them for any breach or alleged breach of Section 7.01, Section 7.02, Section 7.03 or Section 7.04.

ARTICLE VIII
OTHER AGREEMENTS

Section 8.01.                Transfer Taxes.  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be paid by the Sellers.  The Sellers hereby agree to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts.  Purchaser agrees to cooperate with the Sellers in the filing of any Tax Returns with respect to Transfer Taxes, including promptly supplying any information in their possession reasonably requested by the Sellers that is reasonably necessary to complete such Tax Returns and promptly remitting to the Sellers any invoices for such Transfer Taxes that are received by Purchaser.  The Sellers shall provide Purchaser with evidence satisfactory to Purchaser that such Transfer Taxes have been paid by the Sellers.  Purchaser and the Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

Section 8.02.                Preparation of Tax Returns.

(a)           The Sellers shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company and Pardot Europe that are required to be filed (taking into account any extension) before the Closing Date and have not been filed, and the Sellers shall pay, or cause to be paid, all Taxes of the Company and Pardot Europe due before the Closing Date.  Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or Pardot Europe, as the case may be, with respect to such items, except as required by applicable Law.  At least ten (10) days prior to filing any such Tax Return, including the income Tax Returns filed by the Sellers’ Representative pursuant to Section 8.02(b), the Sellers shall submit a copy of such Tax Return to Purchaser for Purchaser’s review and approval, which approval shall not be unreasonably withheld.

(b)           Purchaser shall prepare or cause to be prepared in accordance with the past practice of the Company or Pardot Europe, as the case may be (except as otherwise required by applicable Law), and timely file or cause to be timely filed, all Tax Returns with respect to the Company and Pardot Europe for any Tax period ending prior to the Closing Date but that are required to be filed after the Closing Date; provided, that, the Sellers’ Representative shall file all federal, state, local and foreign income Tax Returns for the Company for the Tax period ending on the Closing Date as a result of the Company’s termination under Code Section 708(b)(1)(B), and the Sellers shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns.  Purchaser shall deliver at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to the Sellers’ Representative for his review a draft of such Tax Returns.  Purchaser shall consider in good faith any comment that the Sellers’

Representative submits to Purchaser no less than five (5) Business Days prior to the due date of such Tax Returns.  The Sellers shall make the payment due to Purchaser under this Section 8.02(b) at least two (2) Business Days before payment of Taxes (including estimated Taxes, if applicable) is due to the Taxing Authority.

(c)           Purchaser shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company or Pardot Europe for a Straddle Period (a “Straddle Period Tax Return”).  Purchaser shall deliver at least ten (10) days prior to the due date for the filing of such Straddle Period Tax Return to the Sellers’ Representative for his review a draft of such Tax Return.  Purchaser shall reflect any reasonable comment that the Sellers’ Representative submits to Purchaser no less than five (5) Business Days prior to the due date of such Straddle Period Tax Return.

(d)           With respect to Taxes of the Company and Pardot Europe relating to a Straddle Period, the Sellers shall pay to Purchaser the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end as of the Closing on the Closing Date.  In the case of any Taxes that are imposed on a periodic basis, the portion of such Tax that relates to the portion of such Straddle Period ending as of the Closing on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending as of the Closing on the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts, be determined as though the taxable year of the Company or Pardot Europe, as the case may be, terminated as of the Closing on the Closing Date.  The Sellers shall make such payment at least two (2) Business Days before payment of Taxes (including estimated Taxes, if applicable) is due to the Taxing Authority.

Section 8.03.                Cooperation on Tax Matters.

(a)           The parties hereto shall cooperate, and shall cause their respective representatives to cooperate, including by agreeing to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in making any election relating to Taxes, in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of the Company or Pardot Europe, and in all other appropriate Tax matters.  Any information obtained by any party or its Affiliates from another party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except:  (i) as may be otherwise necessary (A) in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding relating to Taxes or as may be otherwise required by applicable Law, (B) to enforce rights under this Agreement or (C) to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a party reasonably believes is required by applicable Law or stock exchange or similar applicable rules.

(b)           Notwithstanding the provisions of Section 8.03(a), and in addition to all other obligations imposed by this Section 8.03, each Seller and Purchaser agrees to give the other party reasonable written notice prior to transferring, destroying or discarding any Files and Records with respect to Tax matters and, if the other party so requests, shall allow the other party to take possession of such Files and Records.

Section 8.04.                Tax Refunds.  After the Closing, except to the extent such refund arises as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning on or after the Closing Date, all refunds of Taxes of the Company and Pardot Europe actually received by Purchaser, the Company or Pardot Europe with respect to the Pre-Closing Tax Period shall be paid by Purchaser, the Company or Pardot Europe, as the case may be, to the Sellers’ Representative (on behalf of the Sellers) promptly upon receipt, without duplication and net of any cost to Purchaser and their Affiliates attributable to the obtaining and receipt of such refund.  No such amounts shall be used or applied to pay Taxes which may be due in respect of any subsequent period.  To the extent such refund is subsequently disallowed or required to be returned to the applicable Taxing Authority, the Sellers agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to Purchaser.

Section 8.05.                Tax Contests.

(a)           Purchaser, the Company and Pardot Europe, on the one hand, and the Sellers and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company and Pardot Europe relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(b)           Purchaser shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof; provided, however, that the Sellers shall be liable for and shall indemnify the Company and Purchaser for any Indemnity Loss related to such Tax Matters; provided, further, that Purchaser shall keep the Sellers reasonably informed of the progress of any Tax Matter and shall not affect any such settlement or compromise with respect to which the Sellers are liable without obtaining the Sellers’ prior written consent thereto, which shall not be unreasonably withheld or delayed.

(c)           Neither Purchaser, the Company nor Pardot Europe shall amend the Tax Returns of the Company or Pardot Europe in respect of Taxes paid prior to the Closing or in respect of any Pre-Closing Tax Period to the extent such amendment would result in Liability of any Seller without the prior written consent of such Sellers, which consent shall not be unreasonably withheld.

(d)           Except as otherwise provided in this Section 8.05, Purchaser shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and for all Tax periods.

Section 8.06.                Tax Sharing Agreements.  All Tax sharing agreements, Tax allocation agreements, Tax indemnity agreements or similar Contracts between the Company or Pardot Europe, on the one hand, and any Seller or their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor Pardot Europe shall not be bound thereby or have any Liability thereunder.

Section 8.07.                Employee Option Payments.  To facilitate the cash-out of all options granted by the Company under the Company’s Share Incentive Agreement (2008), at the Closing Purchaser shall wire to the Company’s payroll processor the aggregate gross amount of the payments reflected on Exhibit E (the “Option Cash Payment Amount”) pursuant to Section 1.02(b)(iii) for processing and payment through the Company’s payroll system to the employees of the Company whose options have been cashed out effective immediately prior to the Closing, net of withholding for taxes, the amounts reflected on Exhibit E.  Prior to the Closing, the Company has arranged payment by its payroll processor of the amounts payable to the employees of the Company pursuant to this Section 8.07.  Prior to receiving any payment pursuant to this Section 8.07, the Sellers shall cause each such employee to execute an acknowledgement that the options held by such employee were cashed-out in accordance with the Company’s Share Incentive Agreement (2008), are terminated and are no longer outstanding.  Any Tax or other Liability arising or resulting from the issuance of any options granted by the Company, cash-out of any such options or the payment of the Option Cash Payment Amount to the employees of the Company pursuant to this Section 8.07 shall be a Liability of the Sellers and shall be attributable to a Pre-Closing Tax Period, and the Sellers, jointly and severally, shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Indemnity Losses arising from or relating thereto.

Section 8.08.                Cooperation.  Each party hereto shall use commercially reasonable efforts to cooperate with such other parties hereto and their Personnel, attorneys and accountants and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated hereby in accordance with the provisions of this Agreement.  Each party hereto also shall use commercially reasonable efforts to cooperate, and cause its respective Affiliates and representatives to cooperate with such other parties hereto with respect to all filings and information required by any other party.

Section 8.09.                Credit Cards.  Purchaser agrees to cause the credit cards used in the business of the Company personally guaranteed by David Cummings to be paid and cancelled, or to otherwise obtain the release of David Cummings’ personal guarantee with respect thereto, as soon as practicable after Closing.

ARTICLE IX
MISCELLANEOUS

Section 9.01.                Appointment of the Sellers’ Representative.

(a)           By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints David Cummings as the initial true and lawful agent and attorney-in-fact (the “Sellers’ Representative”) of the Seller with full authority and power of substitution to act in the name, place and stead of such Seller with respect to the consummation of the transactions contemplated hereunder.  Without limiting the generality of the foregoing, the Sellers’ Representative has full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the Related Agreements, (ii) execute and deliver and receive deliveries of all agreements, amendments, certificates, statements, notices, approvals, extensions, waivers, undertakings and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, to prepare the deliver the Exhibit B, (iii) negotiate and settle any dispute related to any post-Closing Purchase Price adjustments as contemplated by Section 1.04, including by making or authorizing any payment to Purchaser on behalf of the Sellers in connection therewith, (iv) receive service of process in connection with any indemnification claims under this Agreement, (v) agree to, negotiate, enter into settlements and compromises of, and assume the defense of, indemnification claims and initiate claims and comply with orders and judgments with respect to such indemnification claims, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, (vi) give and receive notices and communications, (vii) authorize delivery or object to delivery to any Purchaser Indemnified Party of the Escrow Amount or any portion thereof in satisfaction of indemnification claims brought by any Purchaser Indemnified Party for Indemnity Losses hereunder; (viii) take all actions desirable, advisable or required to be done by the Sellers pursuant to Article VIII, (ix) receive and distribute any portion of the Escrow Amount and the Purchase Price adjustment, if any, pursuant to Section 1.04(g) received by the Sellers’ Representative to the Sellers and (x) take all actions necessary or appropriate in the judgment of the Sellers’ Representative on behalf of the Sellers in connection with this Agreement.

(b)           Purchaser, and any other Person, may conclusively and absolutely rely, without inquiry, upon any consent, approval or action of the Sellers’ Representative as the consent, approval or action, as the case may be, of each Seller individually and all Sellers as a group in all matters referred to herein, and each Seller confirms all that the Sellers’ Representative shall do or cause to be done by virtue of his appointment as the Sellers’ Representative.

(c)           Each Seller covenants and agrees that he, she or it shall not voluntarily revoke the power of attorney conferred in this Section 9.01.  If any Seller dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Seller being a “Former Seller”) and, as a result, the power of attorney conferred by this Section 9.01 is revoked by operation of law, it shall not be a breach by such Former Seller under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Seller (each a “Successor Seller”) confirm the appointment of the Sellers’ Representative as agent and attorneys-in-fact for such Successor Seller.

(d)           Each Seller hereby consents and agrees to all actions or inactions taken or omitted to be taken in good faith by the Sellers’ Representative under this Agreement and hereby agrees to indemnify and hold harmless the Sellers’ Representative from and against all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and legal fees and expenses) incurred in any claim, dispute or Proceeding between any such person or persons and the Seller (or any of them) or between any such Person or Persons and any third party or otherwise incurred or suffered as a result of or arising out of such actions or inactions.

Section 9.02.                Public Announcements.  No party hereto shall make any public announcement of the transactions provided for in or contemplated by this Agreement or any of the Related Agreements unless the form and substance of the announcement is agreed to by the Purchaser and the Sellers’ Representative or unless public disclosure is necessary for Purchaser to comply with applicable Laws, in which case the Purchaser shall provide the Sellers’ Representative with a copy of such public announcement prior to making such public disclosure.

Section 9.03.                Costs and Expenses.  Except as otherwise expressly provided herein, each of the parties shall bear all expenses and costs incurred by him, her or it in connection with this Agreement and the Related Agreements and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, independent accountants or any other Person or representative whose services have been used by such party; provided, however, all such expenses and costs incurred by the Company in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby shall be the direct obligation of the Sellers.

Section 9.04.                Further Assurances.  From and after the date of this Agreement, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement or any of the Related Agreements, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of transactions contemplated by this Agreement and the Related Agreements.

Section 9.05.                Addresses for Notices, Etc.  All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement or any of the Related Agreements shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows:  (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 9.05, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours or the

Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 9.05:

If to Purchaser:	ExactTarget, Inc. 20 North Meridian Street, Suite 200 Indianapolis, Indiana 46204 Attention: Scott Dorsey Facsimile: (317) 275-5440 E-mail: scott@exacttarget.com

With a copy to (which copy shall not constitute notice hereunder):	Ice Miller LLP One American Square, Suite 2900 Indianapolis, Indiana 46282-0200 Attention: Steven K. Humke Facsimile: (317) 592-4675 E-mail: steven.humke@icemiller.com

If to the Sellers or the Sellers’ Representative:	David Cummings and Adam Blitzer Pardot 950 East Paces Ferry Road, Suite 3300, 33rd Floor Atlanta, GA 30326 E-mail: david.cummings@pardot.com adam.blitzer@pardot.com

With a copy to (which copy shall not constitute notice hereunder):	FSB FisherBroyles, LLP Northpark Town Center 1200 Abernathy Road Building 600, Suite 1700 Atlanta, Georgia 30328 Attention: Thomas J. Peters IV E-mail: peters@fsblegal.com

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 9.05.  In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 9.06.                Headings.  The article, Section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 9.07.                Construction.

(a)           The parties have participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement and the Related Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Related Agreements.

(b)           Except as otherwise specifically provided in this Agreement or any of the Related Agreements (such as by “sole”, “absolute discretion”, “complete discretion”, or words of similar import), if any provision of this Agreement or any of the Related Agreements requires or provides for the consent, waiver or approval of a party, such consent, waiver or approval shall not be unreasonably withheld, conditioned or delayed.

(c)           Nothing in the schedules or exhibits to this Agreement or any of the Related Agreements shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule or Exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail.

(d)           The parties acknowledge and agree that each breach of a covenant or agreement in this Agreement or any of the Related Agreements shall have independent significance.

(e)           Words of any gender used in this Agreement or any of the Related Agreements shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.

(f)            Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

(g)           “Hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, Section or other provision hereof.

(h)           “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(i)            “Or” is used in the inclusive sense of “and/or.”

(j)            References to documents, instruments or agreements shall be deemed to refer as well to all addenda, appendices, exhibits, schedules or amendments thereto.

Section 9.08.                Severability.  The illegality, invalidity or unenforceability of any provision of this Agreement or any of the Related Agreements shall in no way affect the validity or enforceability of any other provision of this Agreement or any of the Related Agreements.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 9.09.                Entire Agreement and Amendment.  This Agreement and the Related Agreements, including the Exhibits and Schedules referred to and incorporated by reference herein and therein that form a part of this Agreement and the Related Agreements, contain the entire understanding of the parties with respect to the subject matter of this Agreement and the Related Agreements.  There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement or the Related Agreements.  This Agreement and the Related Agreements supersede all prior agreements and understandings among the parties hereto with respect to the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, the letter of intent by and among Purchaser, the Company and the Founders, dated August 19, 2012.  Except as set forth in Section 9.08, this Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by Purchaser and the Sellers’ Representative.

Section 9.10.                No Waiver; Cumulative Remedies.  Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any of the Related Agreements will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the Related Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Related Agreements.

Section 9.11.                Parties in Interest.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Purchaser, the Company, the Sellers’ Representative, each of the Sellers, and their respective successors and permitted assigns, and the Purchaser Indemnified Parties and the Seller Indemnified Parties under Article VI.

Section 9.12.                Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, permitted assigns, heirs, estate, executors and legal representatives.  None of Purchaser, the Company, or any Seller shall have the right to assign or delegate his, her or its rights or duties hereunder or under any of the Related Agreements, in whole or in part, without the prior written consent of the other parties.

Section 9.13.                Governing Law; Jurisdiction and Venue.

(a)           Applicable Law.  The Laws of the State of Indiana shall govern the creation, interpretation, construction and enforcement of and the performance under this Agreement and the Related Agreements and all transactions and agreements contemplated by any of them, as well as any and all claims arising out of or relating in any way to this Agreement or any of the Related Agreements, without giving effect to the choice or conflict of law rules (whether of the State of Indiana or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Indiana.

(b)           Court Proceedings.  Any Proceeding permitted by the terms of this Agreement to be filed in a court (which shall not include disputes under Section 1.04), which Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement or any of the Related Agreements, and any claims arising out of or related to this Agreement or any of the Related Agreements, shall be exclusively brought and litigated exclusively in any state or federal court having subject matter jurisdiction and located in Indianapolis, Indiana.  For the purpose of any Proceeding instituted with respect to any claim arising out of or related to this Agreement or any of the Related Agreements, each party hereby irrevocably submits to the exclusive jurisdiction of any state or federal courts having subject matter jurisdiction and located in Indianapolis, Indiana.  Each party hereby irrevocably waives any objection or defense which it may now or hereafter have of improper venue, forum non conveniens or lack of personal jurisdiction.  Nothing herein contained shall affect the right of each party to serve process in any other manner permitted by applicable Laws.

Section 9.14.                Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, FOR ANY PROCEEDING WHICH IS PERMITTED UNDER THIS AGREEMENT TO BE FILED IN A COURT, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN SUCH PROCEEDING, INCLUDING BUT NOT LIMITED TO THOSE PROCEEDINGS TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR UNDER ANY AMENDMENT, CONSENT, WAIVER, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH ANY OF THEM OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS.  EACH PARTY AGREES THAT IN ANY SUCH PROCEEDING, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY.

Section 9.15.                Counterparts.  This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

Section 9.16.                Schedules, Exhibits and Certificates.  All Schedules and Exhibits referred to herein form an integral part of this Agreement and shall be deemed to be part of this

Agreement to the same extent as if set forth in the text of this Agreement.  Purchaser and its Affiliates shall be entitled to rely completely on the information set forth in Exhibit B and Exhibit E, which were prepared by the Sellers, and shall have no liability to any Person if Purchaser makes payments in accordance therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“PURCHASER”

EXACTTARGET, INC.

By:	/s/ Scott Dorsey
Scott Dorsey, CEO

“COMPANY”

PARDOT LLC

By:	/s/ David Cummings
David Cummings, CEO

“SELLERS”

/s/ David Cummings
David Cummings

/s/ Adam Blitzer
Adam Blitzer

“SELLERS’ REPRESENTATIVE”

/s/ David Cummings
David Cummings

Signature Page to Unit Purchase Agreement

S - 1

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated below:

“Accounts Receivable” shall mean:  (a) all trade accounts receivable and other rights to payment from customers of the Company and Pardot Europe and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (b) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (c) any claims, remedies and other rights related to any of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

“Affiliate Transaction” has the meaning set forth in Section 4.27.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Behavioral Data” shall mean data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is used by or on behalf of the Company or Pardot Europe to (a) identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or other content), (b) develop a profile or record of the activities of an individual, device, or application across multiple websites or online services, (c) predict or infer the preferences, interests, or other characteristics of an individual, device, or application, or a user thereof, or (d) target advertisements or other content to an individual, device, or application.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” shall mean any day other than Saturday, Sunday and any day on which commercial banks in Indiana are authorized by Law to be closed.

“Claimant” has the meaning set forth in Section 6.03.

“Closing” has the meaning set forth in Section 2.01.

“Closing Balance Sheet” has the meaning set forth in Section 1.04(b).

“Closing Date” has the meaning set forth in Section 2.01.

Exhibit A - 1

“COBRA” shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Common Stock, par value $0.0005 per share, of Purchaser.

“Company” has the meaning set forth in the Preamble of this Agreement; provided, however, that for the purposes of the representations contained in Sections 4.06(c) through 4.30, references to the Company contained in such representations and warranties (including references to the Company in the meanings of the defined terms used therein) shall be deemed to also be references to Pardot Europe, except to the extent a substantially similar representation, warranty or covenant with respect to Pardot Europe is already separately set forth in this Agreement or to the extent the context of such representation, warranty or covenant is specific to the Company.

“Company Database” shall mean any distinct electronic or other database containing (in whole or in part) Private Data or other confidential or proprietary data or information that is maintained by or for the Company or Pardot Europe at any time.

“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by, or purported to be owned by, the Company or Pardot Europe.

“Company IP Contract” shall mean any Contract to which the Company or Pardot Europe is a party or by which the Company or Pardot Europe is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy or privacy- or security-related representation, obligation or promise of the Company or Pardot Europe, including any policy, representation, obligation, or promise relating to: (a) the privacy of users of any website or service operated by or on behalf of the Company or Pardot Europe; (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Private Data; or (iii) information about individuals who are Personnel of the Company or Pardot Europe or are associated with Persons with which the Company or Pardot Europe has an agreement.

“Company Private Data Processing Contract” shall mean any Contract to which the Company or Pardot Europe is or was a party or by which the Company or Pardot Europe is or was bound, that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Private Data by a third party for or on behalf of the Company or Pardot Europe.

“Company Product” shall mean each product or service marketed or sold by the Company or Pardot Europe at any time, and any product or service currently under development by or on behalf of the Company or Pardot Europe.

“Company Securities” has the meaning set forth in Section 4.03(a)(ii).

Exhibit A - 2

“Company Software” shall mean any software (including Company IP and Licensed IP), that is embedded in, or used directly in the development, delivery, hosting or distribution of, or other provision of any Company Products, including any such software that is used to collect, transfer, transmit, store, host, or otherwise process Social Media Content or Personal Data.

“Confidential Information” has the meaning set forth in Section 7.01(a).

“Consultant Proprietary Information Agreement” has the meaning set forth in Section 4.15(c).

“Contracts” shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Debt” means any liability or obligation of the Company or Pardot Europe whether recourse is secured by or is otherwise available against none, or all or only a portion of the assets of the Company or Pardot Europe, including, without duplication:  (a) every obligation of the Company or Pardot Europe for money borrowed or issued in substitution for or exchange of indebtedness for borrowed money, including the current portion of all long-term indebtedness; (b) every obligation of the Company or Pardot Europe evidenced by bonds, debentures, notes, debt securities or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) obligations of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by the Company or Pardot Europe; (d) indebtedness for the deferred purchase price of property or services with respect to which the Company or Pardot Europe is liable, other than ordinary course trade payables; (e) every reimbursement obligation of the Company or Pardot Europe with respect to letters of credit, to the extent drawn, banker’s acceptances or similar facilities issued for the account of the Company or Pardot Europe; (f) every obligation of the Company or Pardot Europe in respect of leases which are, or otherwise should be, capitalized in accordance with GAAP; (g) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company or Pardot Europe is party, and (h) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto.  The term “Debt” does not include trade payables, account payables or other liabilities taken into consideration in determining Net Working Capital and commitments under non-cancelable operating leases.

“Disagreement Notice” has the meaning set forth in Section 6.04.

“Disclosure Schedules” has the meaning set forth in Article IV.

“Dispute Notice” has the meaning set forth in Section 1.04(d).

“Election Notice” has the meaning set forth in Section 6.05(a).

“Employee Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former manager, officer, employee or consultant (or to any

Exhibit A - 3

dependent or beneficiary thereof) of the Company, Pardot Europe or any ERISA Affiliate thereof, which is now, or was within the past six (6) years of the date of this Agreement, maintained, sponsored or contributed to by the Company, Pardot Europe or any ERISA Affiliate thereof, or under which the Company, Pardot Europe or any ERISA Affiliate thereof has or may have any Liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, change in control, severance, retirement, vacation, holiday, cafeteria, fringe benefit, medical, disability, stock purchase, sick leave, option, unit appreciation, phantom unit, restricted unit or other stock-based compensation plans, policies, programs, practices or arrangements.

“Employee Proprietary Information Agreement” has the meaning set forth in Section 4.15(c).

“Employment Agreement” means Purchaser’s standard Employment Agreement for new employees in the form attached hereto as Exhibit H containing, without limitation, confidentiality, non-competition, non-solicitation and invention ownership/assignment covenants.

“Encumbrance” shall mean all liens (statutory or other), leases, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, easements, rights of way (other than easements of record) and other encumbrances of any kind or nature whatsoever, including those encumbrances set forth on any schedule hereto.

“Environmental Requirements” shall mean all past, present and future Laws, guidance documents, approvals, plans, authorizations, licenses or permits issued by any Governmental Entity and all judicial, administrative and regulatory decrees, judgments, and orders relating to human health, pollution, or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including:  (a) Laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials; (b) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials; (c) Comprehensive Environmental Response Compensation and Liability Act of 1980; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; Resource Conservation and Recovery Act; the Clean Water Act; the Safe Drinking Water Act; the Clean Air Act; the Atomic Energy Act of 1954; and the Occupational Safety and Health Act; and (d) any Law similar to those set forth above.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder from time to time.

“ERISA Affiliate” means any Person, other than the Company, that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Amount” has the meaning set forth in Section 1.03.

“Escrow Agent” has the meaning set forth in Section 1.03.

“Escrow Agreement” has the meaning set forth in Section 1.03.

Exhibit A - 4

“Escrow Amount” has the meaning set forth in Section 1.03.

“Estimated Closing Date Balance Sheet” shall mean the estimated balance sheet of the Company reflecting the financial position of the Company and Pardot Europe as of the close of business on the day immediately prior to the Closing Date, prepared in accordance with GAAP in a manner consistent with the methodologies, practices and principles used by the Company and Pardot Europe in the preparation of the Interim Balance Sheet, and delivered pursuant to Section 1.04(a).

“Estimated Net Working Capital” has the meaning set forth in Section 1.04(a).

“Exception Claims” has the meaning set forth in Section 6.04(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

“Fair Market Value” shall mean Twenty-Three and 62/100 Dollars ($23.62) per share of Common Stock, which such value was the closing price of a share of Common Stock on the New York Stock Exchange on the Business Day immediately prior to the date hereof.

“Files and Records” means all financial and accounting files, records and other information of the Company, including, without limitation, such information relevant to resolving any disputes under Section 1.04.

“Final Net Working Capital” means Net Working Capital, as finally determined pursuant to Section 1.04.

“Final Purchase Price” has the meaning set forth in Section 1.04(f).

“Financial Statements” has the meaning set forth in Section 4.06(a).

“Former Seller” has the meaning set forth in Section 9.01(c).

“Fundamental Representation” means any representation or warranty set forth in Sections 3.01, 3.02, 3.05, 4.01, 4.02, 4.03, 4.09, 4.28, 4.31, 5.01, 5.02 or 5.06.

“GAAP” shall mean the prevailing generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

“Governing Documents” shall mean, with respect to any particular entity:  (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a limited liability company, the articles of organization and the operating agreement; (c) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (d) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person in their

Exhibit A - 5

capacity as equity holders with respect to their equity holdings; and (e) any amendment or supplement to any of the foregoing.

“Governmental Entity” shall mean any court, government agency, department, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.

“Hazardous Materials” shall mean:  (a) any substance that is or becomes defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant,” or “contaminant” under any Environmental Requirements; (b) petroleum (including crude oil and any fraction thereof); (c) any natural or synthetic gas (whether in liquid or gaseous state); (d) asbestos, PCBs or lead-based paints; and (e) toxic mold.

“HSR Act” or “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnification Basket” has the meaning set forth in Section 6.07.

“Indemnification Cap” has the meaning set forth in Section 6.07.

“Indemnification Notice” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 6.03.

“Indemnity Loss” has the meaning set forth in Section 6.01.

“Independent Accountant” means the independent accounting firm mutually agreed upon by Purchaser and the Sellers’ Representative.

“Intellectual Property” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trade-mark, business name, domain name and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial design property rights; and (e) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (d) above.

“Interim Balance Sheet” has the meaning set forth in Section 4.06(a).

Exhibit A - 6

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06(a).

“IRS” shall mean the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

The phrases “to the Knowledge of the Sellers,” or “Known to the Sellers,” or words of similar import, shall mean the actual knowledge of each of the Sellers, Darrick Alford, Derek Grant and Zach Bailey after conducting a reasonable investigation.

“Law” shall mean any local, county, state, federal, foreign or other law (including common law), statute, regulation, ordinance, rule, policy, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.10.

“Liability” with respect to any Person, shall mean any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used directly in the development, delivery, hosting or distribution of, the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the Business are currently conducted that are not owned by, or purported to be owned by, the Company or Pardot Europe.

“Licensed IP Contract” shall mean any Contract to which the Company or Pardot Europe is a party or by which the Company or Pardot Europe is bound, pursuant to which the Company or Pardot Europe is granted a license, covenant not to sue, or other rights with respect to Licensed IP.

“Licenses and Permits” means all licenses, permits, franchises, certificates, approvals and authorizations that relate directly or indirectly to, or are necessary for, the conduct of the Business or the operation of the assets, and all pending applications therefor or renewals thereof.

“Litigation Notice” has the meaning set forth in Section 6.03.

“Material Adverse Effect” when used with respect to the Company shall mean any event, change, occurrence, condition or circumstance which has had or could reasonably be expected to have a material adverse impact on any of the Units, the prospects, Liabilities, capitalization, business operations or condition (financial or otherwise) or results of operations of the Company or the Business, or the ability of any party hereto to consummate any of the transactions contemplated by this Agreement or any of the Related Agreements whether as a result of any legislative or regulatory change, revocation of any Licenses and Permits or right to do business,

Exhibit A - 7

fire, explosion, accident, casualty, labor difficulty, flood, drought, riot, storm, act of terrorism, act of enemy, condemnation or act of God or public force, or otherwise.

“Material Contracts” has the meaning set forth in Section 4.21.

“Material Customers” has the meaning set forth in Section 4.22.

“Material Suppliers” has the meaning set forth in Section 4.22.

“Membership Interests” means the membership interests of the Company.

“Multiemployer Plan” shall mean any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA.

“Net Working Capital” means (i) the sum of the Company’s and Pardot Europe’s current assets, consisting of accounts receivable and other receivables (each net of reserves), inventories (net of reserves), prepaid expenses and other current assets, less (ii) the sum of the Company’s and Pardot Europe’s current liabilities, consisting of accounts payable, accrued expenses (including, but not limited to, benefits, deposits, payroll taxes, accrued payroll, 401(k) deferrals, dues payable and sales and use Tax payables) and other current liabilities, but excluding any amounts that relate to the Transaction Expenses, Debt or accounts payable to Affiliates of the Company or any Seller paid at the Closing, all as calculated in accordance with the Working Capital Schedule attached hereto as Schedule 1.04(c).

“Office Lease” means that certain Standard Form Office Lease, dated October 31, 2010, as amended, by and between CSHV One Atlanta, LLC and Hannon Hill Corporation.

“Open Source License” means the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org).

“Option Cash Payment Amount” has the meaning set forth in Section 8.07.

“Ordinary Course of Business” shall mean any action taken by a Person if:  (a) such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action does not require authorization by the Board of Managers or members of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) such action is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Pardot Europe” means Pardot Europe Ltd., a United Kingdom private limited company and a wholly-owned subsidiary of the Company.

“Pardot Europe Interim Balance Sheet” has the meaning set forth in Section 4.06(b).

Exhibit A - 8

“Pardot Securities” has the meaning set forth in Section 4.03(b)(ii).

“Payoff Letters” means the payoff letters, each in form and substance satisfactory to Purchaser, from each holder of Debt indicating the amount required to discharge in full such Debt at Closing and, if such Debt is secured, an undertaking by such holder to discharge at Closing any Encumbrance securing such Debt.

“Permitted Encumbrance” shall mean any of the following:  (a) the provisions of all applicable zoning Laws, statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by applicable Laws incurred in the Ordinary Course of Business; and (b) liens for current Taxes and other governmental assessments, charges or claims not yet due and payable and for which adequate reserves are set forth on the face of the Interim Balance Sheet.

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

“Personal Data” shall mean: (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees of Company or Pardot Europe and (b) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“Personnel” shall mean any director, manager, officer, employee, consultant, agent or other personnel of such Person.

“Policy” or “Policies” has the meaning set forth in Section 4.20.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period as of the Closing on the Closing Date.

“Preliminary Allocation” has the meaning set forth in Section 1.05.

“Privacy Legal Requirement” shall mean a Law, rule of a self-regulatory organization that the Company or Pardot Europe is or was required to comply with, the U.S.-European Union and U.S.-Swiss Safe Harbor programs administered by the Department of Commerce, and any applicable published industry best practice or other standard (including the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection, respectively) or contractual requirement, as it may in each case be amended from time to time, that pertains to (a) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Private Data or (b) direct marketing to consumers or consumer protection.

Exhibit A - 9

“Private Data” shall mean, collectively, Personal Data and Behavioral Data.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit.

“Purchase Price” has the meaning set forth in Section 1.02(a).

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Final Net Working Capital Determination” has the meaning set forth in Section 1.04(b).

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.01.

“Real Property Leases” has the meaning set forth in Section 4.10.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names, and all applications for any of the foregoing.

“Related Agreements” means the Escrow Agreement, the Releases, the Employment Agreements, the Restricted Stock Grant Agreements, the Stock Restriction Agreements, the Termination and Release Agreement and all other agreements, documents, instruments and certificates entered into pursuant hereto or thereto.

“Releases” has the meaning set forth in Section 2.02(d).

“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisers.

“Restricted Business” has the meaning set forth in Section 7.02(a).

“Restricted Party” has the meaning set forth in Section 7.02(a).

“Restricted Period” has the meaning set forth in Section 7.02(a).

“Restricted Stock Grant Agreement” shall mean that certain Restricted Stock Grant Agreement in the form attached hereto as Exhibit I, by and between the Purchaser and Adam Blitzer, whereby Adam Blitzer shall receive a grant of Common Stock with a fair market value of Two Million Five Hundred Thousand ($2,500,000), determined based on the closing price of a share of Common Stock on the New York Stock Exchange on the Closing Date, which shares of Common Stock shall vest in full on the two (2) year anniversary of his employment with Purchaser.

“SEC” has the meaning set forth in Section 5.05(a).

“SEC Reports” has the meaning set forth in Section 5.05(a).

Exhibit A - 10

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

“Seller” or “Sellers” has the meaning set forth in the Preamble of this Agreement.

“Sellers’ Representative” has the meaning set forth in Section 9.01(a).

“Seller Indemnified Parties” has the meaning set forth in Section 6.02.

“Social Media Content” shall mean the text, audio, video, images, podcasts, and other communications or content made available by a third party via the Internet using various online technologies that enable Persons to publish, communicate and/or share information and resources as authors, publishers and/or consumers and information derived from such communications or content by applying analytics.

“Standard Form IP Contract” means each standard form of Company IP Contract used by the Company or Pardot Europe at any time, including each standard form of the following types of agreements, to the extent Company or Pardot Europe actually utilizes such a standard form in the conduct of the Business: (a) license and/or service agreement; (b) development agreement; (c) distributor, reseller or affiliate agreement; (d) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (e) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (f) confidentiality or nondisclosure agreement.

“Statute Representation” means any representation or warranty set forth in Sections 4.08 or 4.16.

“Straddle Period” shall mean any Tax period beginning before and ending on or after the Closing Date.

“Stock Restriction Agreement” has the meaning set forth in Section 2.02(p).

“Straddle Period Tax Return” has the meaning set forth in Section 8.02(c).

“Successor Seller” has the meaning set forth in Section 9.01(c).

“Target Net Working Capital Range” shall mean ($1,450,000) to ($1,600,000).

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes (including excise taxes, value added taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, estimated taxes, goods and services taxes, unclaimed property taxes, transfer taxes, and fees), levies, imposts, impositions, assessments and other governmental charges of any nature imposed upon a Person, including all taxes and governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, equity transfers, equity interests, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to

Exhibit A - 11

collect or pay over to any Governmental Entity), and all related additions to tax, penalties or interest thereon, in all cases whether disputed or not.

“Tax Matter” has the meaning set forth in Section 8.05(a).

“Tax Return” shall mean and include all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Termination and Release Agreement” has the meaning set forth in Section 2.02(n).

“Third-Party Claim” has the meaning set forth in Section 6.03.

“Transaction Expenses” shall mean all costs and expenses incurred by the Company and Pardot Europe in connection with the negotiation, preparation and execution of this Agreement, the Related Agreements and the consummation of the transactions hereby and thereby, including any brokerage fees incurred by the Company or any Seller.

“Transfer Taxes” has the meaning has the meaning set forth in Section 8.01.

“Units” has the meaning set forth in the Recitals to this Agreement and is referred to as “Shares” in the Company’s Governing Documents.

“Unregistered IP” shall mean all Intellectual Property Rights that are not applied for, registered, filed, or issued under the authority of, with or by any Governmental Entity.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Exhibit A - 12